Exhibit 10.7

Execution Version

MLP CREDIT AGREEMENT

dated as of December 19, 2014

among

PENNTEX MIDSTREAM PARTNERS, LP,

as Borrower,

ROYAL BANK OF CANADA,

as Administrative Agent and Issuing Bank,

SUNTRUST BANK,

as Syndication Agent,

WELLS FARGO BANK, N.A

and

BARCLAYS BANK PLC,

as Documentation Agents

and

The Lenders Party Hereto

RBC CAPITAL MARKETS,

WELLS FARGO SECURITIES, LLC,

SUNTRUST ROBINSON HUMPHREY, INC.

and

BARCLAYS BANK PLC

as Joint Lead Arrangers and Joint Bookrunners

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Notice of Prepayment
Exhibit E-1	Form of Compliance Certificate (Effective Date)
Exhibit E-2	Form of Compliance Certificate (Qualifying IPO Effective Date)
Exhibit E-3	Form of Compliance Certificate (Ongoing)
Exhibit F-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; Not Partnerships)
Exhibit F-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; Not Partnerships)
Exhibit F-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; Partnerships)
Exhibit F-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; Partnerships)
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of Commitment Increase Agreement
Exhibit H-2	Form of Additional Lender Agreement
Exhibit I	Form of Borrower Operating Agreement
Exhibit J	Form of IPO Contribution Agreement
Exhibit K	Form of Omnibus Agreement
Exhibit L	Form of Management Agreement

Schedule 1.01(a)	Formation Transactions
Schedule 1.01(b)	Initial Contribution Transactions
Schedule 1.01(c)	Security Instruments
Schedule 1.01(d)	Specified IPO Transactions
Schedule 7.04(c)	Indebtedness and Liabilities
Schedule 7.14	Subsidiaries
Schedule 7.15	Capitalization and Organizational Information of Loan Parties
Schedule 7.18	Hedging Agreements
Schedule 7.23	Material Contracts
Schedule 7.27(a)	Interstate Pipeline Complaints
Schedule 8.20	Post-Closing Obligations
Schedule 9.05	Existing Investments

v

THIS MLP CREDIT AGREEMENT dated as of December 19, 2014, is among: PennTex Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), each of the Lenders from time to time party hereto, and Royal Bank of Canada (in its individual capacity, “RBC”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders (as defined below).

R E C I T A L S

A. Prior to the date hereof, PennTex Midstream Partners, LLC, a Delaware limited liability company (“PennTex Development”) and PennTex Midstream GP, LLC, a Delaware limited liability company (the “General Partner”) formed the Borrower as a Wholly-Owned Subsidiary of PennTex Development and a new midstream master limited partnership with the General Partner as the sole general partner of the Borrower.

B. Prior to the date hereof, (a) the Borrower formed PennTex Midstream Operating, LLC, a Delaware limited liability company (“PennTex Operating”), as a Wholly-Owned Subsidiary of the Borrower, and (b) the Borrower, PennTex Development, the General Partner, PennTex Operating and certain other Persons consummated the formation transactions described on Schedule 1.01(a) attached hereto (the “Formation Transactions”).

C. Collectively, PennTex Development and MRD WHR LA Midstream LLC, a Delaware limited liability company, beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests in PennTex North Louisiana, LLC, a Delaware limited liability company (“PennTex JV”).

D. On or prior to May 29, 2015, the Borrower intends to consummate the initial public offering of its Equity Interests (the “IPO”) and the other Specified IPO Transactions.

E. Contemporaneously with the IPO, the Borrower, PennTex JV and PennTex North Louisiana Operating, LLC, a Delaware limited liability company (“PennTex NLA Operating”) and a Wholly-Owned Subsidiary of PennTex JV, will enter into that certain Contribution, Conveyance and Assumption Agreement substantially in the form attached hereto as Exhibit J and without any modifications thereto that are materially adverse to the Administrative Agent or the Lenders (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “IPO Contribution Agreement”), pursuant to which the Borrower and such other Persons will agree to certain contribution transactions to become effective on or prior to the effective date of the IPO, in each case as more particularly described on Schedule 1.01(b) attached hereto (individually or collectively, as the context requires, the “Initial Contribution Transactions”).

F. As part of the Initial Contribution Transactions, PennTex JV will convey its 100% limited liability company interest in PennTex NLA Operating to the Borrower, in exchange for (a) common units representing limited partner interests in the Borrower, (b) subordinated units representing limited partner interests in the Borrower and (c) cash proceeds from the IPO.

G. Contemporaneously with the IPO, the Borrower, the General Partner, PennTex Development, and PennTex JV will enter into that certain Omnibus Agreement in substantially the form attached hereto as Exhibit K and without any modifications thereto that are materially adverse to the Administrative Agent or the Lenders (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Omnibus Agreement”), pursuant to which, among other things, (a) the Borrower will pay certain administrative fees to PennTex Development and/or one or more of its Affiliates, (b) the Borrower will be granted rights of first offer with respect to (i) certain midstream assets owned, acquired or developed by PennTex JV, and (ii) PennTex Development’s Equity Interests in PennTex Permian, LLC, a Delaware limited liability company formerly known as “Atlantic Midstream, LLC” and a Subsidiary of PennTex Development, and (c) the Borrower will be granted a license to use the “PennTex” trademark and name.

H. The Borrower has requested that the Lenders provide certain loans to and other extensions of credit on behalf of the Borrower from and after the Qualifying IPO Effective Date.

I. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

J. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitments” has the meaning assigned to such term in Section 2.06(d)(i).

“Additional Lender” has the meaning assigned to such term in Section 2.06(d)(i).

“Additional Lender Agreement” has the meaning assigned to such term in Section 2.06(d)(iii).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, and any other agent appointed from time to time in connection with this Agreement; and “Agent” means any one of the Administrative Agent, any Arranger, the Syndication Agent, the Documentation Agents and any other agent, as the context requires.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“All-in Yield” shall mean, as to any Loans, the yield thereon payable to all Lenders (or Additional Lenders, as applicable) providing such Loans in the primary syndication thereof, as reasonably determined by the Administrative Agent, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees paid to arrangers for such Loans and customary consent fees for an amendment paid generally to consenting lenders.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1.50% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for purposes of this definition, the Adjusted LIBO Rate for any day shall be the rate determined by the Administrative Agent by reference to the rate set by ICE Benchmark Administration (or any successor or substitute administrator) applicable to dollar deposits in the London interbank market with a one month Interest Period (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration, or any successor or substitute administrator, as an authorized information vendor for the purpose of displaying such rates, or any successor to or substitute for any such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annualized Consolidated EBITDA” means, for purposes of calculating the Consolidated Interest Coverage Ratio and the Consolidated Total Leverage Ratio for each Rolling Period ending on or prior to December 31, 2015, an amount equal to the sum of:

(a) Annualized Unadjusted Consolidated EBITDA; plus

(b) Material Project EBITDA Adjustments, if any, in accordance with the definition of the term “Consolidated EBITDA”; plus

(c) if applicable, any Specified Equity Contribution made in respect of such Rolling Period or any period included within such Rolling Period; plus

(d) with respect to each of the Rolling Periods ending on the last day of each of the first four fiscal quarters ending after the consummation of the Mt. Olive Drop Down, the Mt. Olive EBITDA Adjustment.

“Annualized Unadjusted Consolidated EBITDA” means:

(a) with respect to the Rolling Period ending on June 30, 2015, the product of (x) Unadjusted Consolidated EBITDA for such Rolling Period, multiplied by (y) the quotient of (i) 12 divided by (ii) the number of calendar months included in such Rolling Period;

(b) with respect to the Rolling Period ending on September 30, 2015, the product of (x) Unadjusted Consolidated EBITDA for such Rolling Period, multiplied by (y) 2; and

(c) with respect to the Rolling Period ending on December 31, 2015, the product of (x) Unadjusted Consolidated EBITDA for such Rolling Period, multiplied by (y) 4/3.

“Anti-Terrorism Law” has the meaning assigned to such term in Section 7.26(a).

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the grid below based upon the current Consolidated Total Leverage Ratio then in effect:

Level	Consolidated Total Leverage Ratio	Eurodollar Loans	ABR Loans	Commitment Fee Rate
I	Less than or equal to 2.50 to 1.00	2.25%	1.25%	0.50%
II	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	2.50%	1.50%	0.50%
III	Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	2.75%	1.75%	0.50%
IV	Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	3.00%	2.00%	0.50%
V	Greater than 4.00 to 1.00	3.25%	2.25%	0.50%

Each change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall become effective on and after the date on which financial statements or a compliance certificate, as applicable, are delivered to the Lenders pursuant to Section 8.01(a), (b), or (d) and shall remain in effect until the next change to be effected pursuant to this paragraph; provided, however, that if at any time the Borrower fails to deliver any financial statements or a compliance certificate required by Section 8.01(a), (b), or (d), as applicable, then, for the period commencing on the date of such Default and ending on the date on which such Default is cured, the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at level “V” in the grid set forth above; provided, further, that for the period commencing on the Qualifying IPO Effective Date and until the September 2015 Delivery Date, the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at level “V” in the grid set forth above. In the event that any financial statement or compliance certificate delivered pursuant to Section 8.01(a), (b), or (d) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01. The preceding sentence is in addition to rights of the Administrative Agent and Lenders with respect to Sections 3.02(c) and 10.02 and other of their respective rights under this Agreement.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the percentage of the aggregate Revolving Credit Exposure represented by such Lender’s Revolving Credit Exposure at such time); provided that in the case of Section 4.04 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the “Applicable Percentage” shall be determined based upon the Commitments most recently in effect, giving effect to any assignments (and disregarding any Defaulting Lender’s unfunded Commitment based on the Commitments most recently in effect) at the time of determination).

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person, if such Person or its credit support provider has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” and “Arranger” mean, individually or collectively as the context requires, each of RBC Capital Markets, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., and Barclays Bank PLC in their respective capacities as joint lead arrangers and joint bookrunners hereunder.

“Asset Sale” means any sale, transfer, assignment, conveyance or other disposition by the Borrower or any other Loan Party to any Person (including by way of redemption by such Person) of any Property (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (a) dispositions resulting from Casualty Events, and (b) sales of Property pursuant to Section 9.11(a) through (d).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(a) or (b)), and accepted by the Administrative Agent, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the lesser of (x) Maximum Availability at such time, and (y) the total Commitments at such time.

“Availability Period” means the period from and including the Qualifying IPO Effective Date to but excluding the Termination Date.

“Available Cash” has the meaning assigned to such term in the Borrower Operating Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrower Operating Agreement” means that certain Limited Partnership Agreement of the Borrower dated as of August 19, 2014, as such may be amended and restated prior to the Qualifying IPO Effective Date substantially in the form of the Amended and Restated Limited Partnership Agreement attached hereto as Exhibit I and without any modifications thereto that are materially adverse to the Administrative Agent or the Lenders, and as the same may be otherwise amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Building” has the meaning assigned to such term in the applicable Flood Insurance Regulation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with Section 1.04, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank, as collateral for obligations of Loan Parties in respect of Letters of Credit or obligations of Lenders to acquire participations in Letters of Credit, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” means, with respect to the Borrower and its Consolidated Subsidiaries for any period, the portion of Consolidated Interest Expense that is actually paid or that is payable in cash during such period, including, without limitation, all commissions, discounts, and other fees and charges with respect to letters of credit, but excluding any portion of Consolidated Interest Expense not paid or payable in cash, all as determined in accordance with GAAP.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any other Loan Party.

“Change in Control” means the occurrence of any of the following:

(a) the Sponsor shall cease to beneficially own and control, directly or indirectly, Equity Interests in the General Partner representing a majority of the aggregate ordinary voting power of the General Partner;

(b) Penntex Development shall cease to beneficially own and control Equity Interests directly in the General Partner representing at least 51% of the aggregate ordinary voting power and non-voting economic interests represented by the issued and outstanding Equity Interests in the General Partner;

(c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the Sponsor, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the General Partner;

(d) the General Partner shall cease to be the sole general partner of the Borrower, with substantially the same (or more expansive) powers to manage the Borrower as are granted to the General Partner under the Organization Documents of the Borrower as of the Effective Date;

(e) except for transactions permitted by Section 9.10 or Section 9.11, the Borrower shall cease to beneficially own and control, directly or indirectly, all of the Equity Interests in each of the other Loan Parties; or

(f) within any period of twelve (12) consecutive calendar months, individuals who were (i) members of the board of managers, or similar governing body, of the General Partner on the first day of such period, (ii) individuals who were appointed or nominated by such individuals referred to in the foregoing clause (i), or (iii) individuals who were appointed or nominated by the Sponsor or PennTex Development, shall not constitute a majority of the members of the board of managers, or similar governing body, of the General Partner.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property of the Loan Parties that is secured by a Lien under one or more Security Instruments.

“Commercial Operation Date” has the meaning assigned to such term in clause (b)(i) of the definition of the term “Consolidated EBITDA”.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder during the Availability Period, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(a) or (b). The initial amount of each Lender’s Commitment as of the Qualifying IPO Effective Date is set forth on Annex I hereto, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the Additional Lender Agreement pursuant to which any Additional Lender shall have provided any Additional Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the Qualifying IPO Effective Date is $275,000,000.

“Commitment Fee Rate” means, at any time, the applicable per annum rate set forth in the grid contained in the definition of the term “Applicable Margin” under the heading “Commitment Fee Rate” as determined in accordance with such definition.

“Commitment Increase Agreement” has the meaning assigned to such term in Section 2.06(d)(ii).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended from time to time, any successor statute, and any rule, regulation, or order of the Commodities Futures Trading Commission (or the application or official interpretation of any thereof).

“Communications” has the meaning assigned to such term in Section 12.01(d)(ii).

“Consolidated Debt-to-Capital Ratio” means, at any date, the ratio of Consolidated Total Funded Indebtedness of the Borrower as of such date divided by Consolidated Total Capitalization as of such date.

“Consolidated EBITDA” means, for any period of determination, the sum, without duplication, of:

(a) Unadjusted Consolidated EBITDA for such period; plus

(b) at the Borrower’s option, any Material Project EBITDA Adjustments as provided below, which adjustments under clause (i) and (ii) below shall be made in a manner, and subject to documentation, acceptable to the Administrative Agent. As used herein, “Material Project” means the construction or expansion of any capital project of any Loan Party (other than the initial construction of the Mt. Olive Plant and related Midstream Properties of the Loan Parties), the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed $5,000,000 (a “Material Project”). As used herein, “Material Project EBITDA Adjustments” means, with respect to each Material Project:

(i) prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by the Administrative Agent as the incremental projected Unadjusted Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based upon incremental projected revenues from enforceable contracts that have been entered into with customers who are third parties, the creditworthiness and applicable projected production of such customers, capital and other costs, operating and administrative expenses, the scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to Unadjusted

Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any Unadjusted Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided, that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (A) 90 days or less, 0%, (B) longer than 90 days, but not more than 180 days, 25%, (C) longer than 180 days but not more than 270 days, 50%, and (D) longer than 270 days, 100%; and

(ii) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the balance of the remaining fiscal quarters in the first period of four full fiscal quarters following the Commercial Operation Date, an amount approved by the Administrative Agent as the projected Unadjusted Consolidated EBITDA (determined in the same manner set forth in clause (i) above) attributable to such Material Project for such period, which may, at the Borrower’s option, be added to Unadjusted Consolidated EBITDA for such fiscal quarters (net of any Unadjusted Consolidated EBITDA attributable to such Material Project during such period); plus

(c) for any period in respect of which a Financial Covenant Default has occurred under Section 9.01(c) and has been subsequently cured in accordance with Section 9.01(d), a portion of the corresponding Equity Cure Contribution equal to the amount calculated under Section 9.01(d)(ii)(B) with respect to such Financial Covenant Default (the “Specified Equity Contribution”); plus

(d) with respect to each of the Rolling Periods ending on the last day of each of the first four fiscal quarters ending after the consummation of the Mt. Olive Drop Down, the Mt. Olive EBITDA Adjustment.

Notwithstanding the foregoing:

(1) no such Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless:

(x) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the fiscal quarter for which Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Consolidated EBITDA (the “Initial Quarter”), the Borrower shall have delivered to the Administrative Agent written pro forma projections of Unadjusted Consolidated EBITDA attributable to such Material Project; and

(y) prior to the date on which financial statements are required to be delivered for the Initial Quarter, the Administrative Agent shall have approved such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

(2) the aggregate amount of all Material Project EBITDA Adjustments during any period shall not exceed 20% of Unadjusted Consolidated EBITDA for such period.

“Consolidated Interest Coverage Ratio” means, with respect to any date, the quotient of (a) Consolidated EBITDA for the Rolling Period most recently ended on or prior to such date for which financial statements and a compliance certificate have been delivered pursuant to Section 8.01(a), (b) and/or (d), as applicable, divided by (b) the Cash Interest Expense for such Rolling Period.

“Consolidated Interest Expense” means, for any period (determined without duplication), the aggregate net interest expense of the Borrower and its Consolidated Subsidiaries for such period (net of any intercompany interest income and interest expense among the Borrower and its Consolidated Subsidiaries and net of any other interest income) as determined in accordance with Section 1.04, including: (a) amortization of debt discount, (b) capitalized interest, and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense.

“Consolidated Net Income” means, for any period of determination, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with Section 1.04; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any of its Consolidated Subsidiaries has an interest, other than any Loan Party, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to any other Loan Party, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with Section 1.04; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary non-cash gains or losses during such period and (e) any gains or losses attributable to writeups or writedowns of assets; provided further that if the Borrower or any of its Consolidated Subsidiaries shall acquire or dispose of any income producing Property, including any Person or group of Persons or any business unit or a majority of the Equity Interests of any Person or group of Persons, during such period in any transaction or series of transactions for an aggregate consideration greater than $500,000, then Consolidated Net Income shall be calculated, which calculation shall be in form and substance satisfactory to the Administrative Agent, after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means, with respect to any Person, collectively, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are (or should be) consolidated with the financial statements of such Person in accordance with Section 1.04, but excluding any Restricted Joint Venture, any Unrestricted Subsidiary and their respective Subsidiaries.

“Consolidated Total Capitalization” means, at any date, an amount equal to the sum of (a) Consolidated Total Funded Indebtedness of the Borrower as of such date plus (b) Consolidated Total Owners’ Equity as of such date.

“Consolidated Total Funded Indebtedness” means, at any date with respect to any Person, without duplication (after consolidation of any intercompany obligations solely among such Person and its Consolidated Subsidiaries), the sum of (a) the outstanding principal amount of all obligations of such Person and its Consolidated Subsidiaries for borrowed money, including, but not limited to, senior bank Indebtedness, senior notes and subordinated Indebtedness, plus (b) the outstanding principal amount of all obligations of such Person and its Consolidated Subsidiaries under Capital Leases, plus (c) all obligations of such Person and its Consolidated Subsidiaries with respect to each outstanding standby letter of credit (other than any standby letter of credit that is issued for the account of such Person or any of its Subsidiaries in connection with obligations in respect of (i) their respective office leases, (ii) regulatory bonding requirements, or (iii) purchases or transportation of Hydrocarbons, in each case to the extent that such standby letter of credit has a termination date (without taking into account any auto-renewal feature) of one year or less after the date on which it was issued), plus (d) without duplication, all contingent obligations of such Person and its Consolidated Subsidiaries with respect to Indebtedness of others of the types described in the foregoing clauses (a), (b) and (c).

“Consolidated Total Leverage Ratio” means, at any date, the quotient of (a) Consolidated Total Funded Indebtedness of the Borrower as of such date divided by (b) Consolidated EBITDA for the Rolling Period most recently ended on or prior to such date for which financial statements and a compliance certificate have been delivered pursuant to Section 8.01(a), (b) and (d), as applicable (or, with respect to any Rolling Period ending on or prior to the December 2015 Delivery Date, Annualized Consolidated EBITDA).

“Consolidated Total Owners’ Equity” means, at any date, the consolidated owners’ equity of the Borrower and its Consolidated Subsidiaries determined in accordance with Section 1.04 and, so long as supporting detail for the calculation of such adjustment reasonably satisfactory to the Administrative Agent is included with any compliance certificate or other officer’s certificate including a calculation for which “Consolidated Total Owners’ Equity” is a component, adjusted to reverse the impact of common control accounting.

“Contribution Agreement” and “Contribution Agreements” mean, collectively or individually as the context requires, the IPO Contribution Agreement and any other contribution, purchase, assignment or similar agreement pursuant to which PennTex Development, PennTex JV, and/or one or more of their respective Affiliates transfer material operating Midstream Properties or Equity Interests in a Person owning material operating Midstream Properties, as the case may be, to the Borrower and/or any other Loan Party in a transaction constituting a Permitted Drop Down in accordance with the terms and conditions of this Agreement, in each case as such agreements are amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 50% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Plan” has the meaning assigned to such term in Section 12.04(g)(iii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deeds” has the meaning assigned to such term in Section 7.16(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of the Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a proceeding under any Debtor Relief Law, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a proceeding under any Debtor Relief Law, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Issuing Bank, and each Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other Secured Obligations outstanding and all of the Commitments are terminated.

“Documentation Agents” means, collectively or individually as the context requires, Barclays Bank PLC and Wells Fargo Bank, N.A.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Embargoed Person” and “Embargoed Persons” have the meanings assigned to such terms in Section 9.21.

“Energy Policy Act” means the Energy Policy Act of 1992, Pub.L. No. 102-486, 106 Stat. 2776 (codified as amended in scattered sections of 15, 16, 25, 20, 42 U.S.C.), and any successor thereto.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to public health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval (including approval of any spill or response plan), consent, exemption, variance or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Cure Amount” has the meaning assigned to such term in Section 9.01(d)(ii).

“Equity Cure Contribution” has the meaning assigned to such term in Section 9.01(d)(ii).

“Equity Cure Contribution Date” has the meaning assigned to such term in Section 9.01(d)(ii).

“Equity Cure Delivery Date” has the meaning assigned to such term in Section 9.01(d)(i).

“Equity Cure Notice” has the meaning assigned to such term in Section 9.01(d)(i).

“Equity Cure Right” has the meaning assigned to such term in Section 9.01(d).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) the occurrence with respect to a Plan of a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice period is waived, under applicable regulations or otherwise), (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA with respect to a Plan, or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens and operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmens’, construction or other like Liens that either arise by operation of law in the ordinary course of business or are incident to the operation and maintenance of Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens arising solely by virtue of customary deposit account agreements with the creditor depositary institution or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of their respective Subsidiaries to provide collateral to the depository institution (other than for the payment of administrative fees and expenses incurred in the ordinary course of business in connection with the maintenance of such deposit account) or any other Person (other than the Secured Parties pursuant to the Security Instruments or otherwise to secure the Secured Obligations); (e) customary and immaterial title defects, zoning and land use requirements, rights and interests of owners or lessees of a mineral estate to use of the related surface estate, and other easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in Property of the Borrower or any Subsidiary that, in each case, do not secure Indebtedness and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business; (g) Liens, titles and interests of lessors (for the purposes of this clause (g) the term “lessors” includes lessors and sublessors of any property and also the grantors of Rights of Way) of property granted or leased by such lessors to the Borrower or any Subsidiary, restrictions and prohibitions on encumbrances and transferability with respect to such property the Borrower’s or such Subsidiary’s interests therein imposed by such grants and leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the Borrower’s or such Subsidiary’s interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of the Borrower or any Subsidiary and do not encumber property of the Borrower or any Subsidiary other than the property that is the subject of such grants and leases and items located thereon; (h) Liens, titles and interests of licensors of software and other intangible property licensed by such licensors to the Borrower or any Subsidiary, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such Subsidiary’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which the Borrower’s or such Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of the Borrower or any Subsidiary and do not encumber property of the Borrower or any Subsidiary other than the property that is the subject of such licenses; and (i) judgment and attachment Liens not giving rise to an Event of Default, so long as appropriate legal proceedings have been duly initiated for the review of any such judgment or attachment Lien and have not been finally terminated or the period within which such proceeding may be initiated has not expired and no action to enforce such Lien has been commenced; provided that if an action to enforce any Lien described in clauses (a) through (d) has been commenced and is not being contested in good faith by appropriate action or has not been adequately reserved for in accordance with GAAP, such Lien will not be an “Excepted Lien”. No intention to subordinate the first priority Liens granted in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Instruments is to be hereby implied or expressed by the permitted existence of such Excepted Liens. The term “Excepted Liens” shall not include any Lien securing Indebtedness other than the Secured Obligations.

“Excluded Hedging Obligations” means, with respect to any Loan Party, individually determined on a Loan Party by Loan Party basis, any Secured Obligations in respect of any Hedging Agreement if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Secured Obligations in respect of any Hedging Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Obligations in respect of any Hedging Agreement.

“Excluded Property” means, collectively, (a) motor vehicles and other equipment subject to “certificate of title” statutes, (b) rolling stock, and (c) any Property expressly excluded from collateral pursuant to the terms of the Guaranty and Collateral Agreement or any Mortgage.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes (including Texas margin tax, if applicable) imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.03(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).

“Executive Order” has the meaning assigned to such term in Section 7.26(a).

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor sections that are substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security that administers the National Flood Insurance Program.

“FERC” means the Federal Energy Regulatory Commission or any of its successors.

“Financial Covenant Default” has the meaning assigned to such term in Section 9.01(d).

“Financial Officer” means, for any Person, a Person having the responsibility of a chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Borrower or of the General Partner acting on behalf of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 7.04(a).

“Flood Insurance” means, for any owned real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets or exceeds the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Formation Transactions” has the meaning assigned to such term in the recitals hereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than Letters of Credit as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, subject to the terms and conditions set forth in Section 1.04.

“General Partner” has the meaning assigned to such term in the recitals hereto.

“Gathering Systems” means any pipeline systems owned or leased from time to time by any Loan Party that are used in the business of such Loan Party.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including (i) the National Association of Insurance Commissioners and (ii) any supranational bodies, such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantor” and “Guarantors” mean, collectively or individually as the context requires, (a) the Borrower (solely with respect to Secured Obligations of the other Loan Parties for which such Loan Parties are primary obligors), (b) any Subsidiaries listed on Schedule 7.14, except for Unrestricted Subsidiaries, Restricted Joint Ventures and their respective Subsidiaries, and (c) each other Subsidiary that guarantees the Secured Obligations pursuant to Section 8.14(a).

“Guaranty and Collateral Agreement” means that certain MLP Guaranty and Collateral Agreement executed by the Borrower and the Guarantors on the Effective Date in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which each Loan Party grants security interests in certain Collateral and unconditionally guarantees, on a joint and several basis, payment of the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions in each case, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved,

charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all obligations in respect of Hedging Agreements; (g) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; (h) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (i) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others , regardless of form; (j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (k) Disqualified Capital Stock; provided, however, that the term “Indebtedness” does not include trade accounts payable for goods and services arising in the ordinary course of business that (unless contested in good faith by appropriate proceedings and properly reserved for as required by GAAP) are not delinquent and are not outstanding for more than ninety (90) days past the date of invoice.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Industry Competitor” means, on any date, any Person (other than any Loan Party, PennTex Development or PennTex JV or any of their respective Subsidiaries) that is actively engaged, directly or indirectly, as one of its principal businesses in the processing, treating, or gathering of natural gas and has been designated by the Borrower as an “Industry Competitor” by written notice to the Administrative Agent and the Lenders not less than 15 Business Days prior to such date; provided that the term “Industry Competitor” shall not include any Person that the Borrower has subsequently designated as no longer being an “Industry Competitor” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Industry Competitor List” has the meaning assigned to such term in Section 12.04(g)(iv).

“Initial Commitments” has the meaning assigned to such term in Section 2.06(d)(iv)(H).

“Initial Contribution Transactions” has the meaning assigned to such term in the recitals hereto.

“Initial Quarter” has the meaning assigned to such term in clause (1)(x) of the definition of the term “Consolidated EBITDA”.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interstate Commerce Act” means the Interstate Commerce Act (codified at 49 U.S.C. App. §§ 1 et seq.), as amended, and any successor thereto.

“Interstate Pipelines” has the meaning assigned to such term in Section 7.27.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee, regardless of form, with respect to Indebtedness of any other Person; provided, however, that the term “Investment” does not include the incurrence of obligations with respect to surety or other bonds and similar instruments that constitute Indebtedness to the extent such obligations are provided as credit support for the obligations of any Loan Party.

“IPO” has the meaning assigned to such term in the recitals hereto.

“IPO Contribution Agreement” has the meaning assigned to such term in the recitals hereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means RBC, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“June 2015 Delivery Date” means the date on which financial statements and a compliance certificate are delivered for the fiscal quarter ending on June 30, 2015 pursuant to Section 8.01(b) and (d).

“LC Commitment” means, at any time, $20,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement, as extended or otherwise modified by the Issuing Bank from time to time.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent by reference to the rate set by ICE Benchmark Administration (or any successor or substitute administrator) for dollar deposits in the London interbank market with a maturity comparable to such Interest Period (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration, or any successor or substitute administrator, as an authorized information vendor, or any successor to or substitute for any such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered in London, England by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that the “LIBO Rate” shall not be less than zero.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, deed of trust, pledge, security agreement, conditional sale or trust receipt or a lease, consignment, encumbrance or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations for such purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Lincoln Parish Commercial Operation Date” means the date on which the Lincoln Parish Plant (i) is completed, and (ii) is fully operational.

“Lincoln Parish Plant” means a cryogenic natural gas Processing Plant located at 400 Elliot Road, Arcadia, LA (on approximately 48 acres) with a capacity of 200 MMcf/d to be located near the “Terryville Gas Field” in Lincoln Parish, North Louisiana, which Processing Plant is, as of the Effective Date, owned and under construction by PennTex JV.

“Liquidity” means, at any time, the sum of (a) the difference of (i) Availability minus (ii) the aggregate Revolving Credit Exposures at such time (but only to the extent the Borrower is permitted to borrow such amount under the terms of this Agreement, including, without limitation, Section 6.02) plus (b) without duplication, unencumbered (other than by a Lien granted under a Security Instrument) and unrestricted cash and cash equivalents of the Borrower and the other Loan Parties on hand at such time.

“Loan” means a loan made to the Borrower pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and any fee letter entered into between the Borrower or any other Loan Party and the Administrative Agent or any Lender from time to time in respect of the Loans or other extensions of credit under this Agreement.

“Loan Party” and “Loan Parties” mean, collectively or individually as the context requires, the Borrower and each Guarantor.

“Management Agreement” means that certain Services and Secondment Agreement to be entered into by and among the Borrower, the General Partner, PennTex JV and PennTex Management, substantially in the form attached hereto as Exhibit L and without any modifications thereto that are materially adverse to the Administrative Agent or the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Manufactured (Mobile) Home” has the meaning assigned to such term in the applicable Flood Insurance Regulation.

“Material Acquisition” means any acquisition by a Loan Party, including any Permitted Drop Down, that is permitted under Section 9.05(j) and includes an aggregate purchase price (excluding any earn-out payments or other contingent consideration) of at least $50,000,000.

“Material Adverse Change” means any circumstance, event, condition or contingency shall have occurred that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect on, the business, operations, Property, liabilities or condition (financial or otherwise) of the Borrower and the other Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) a material adverse effect on the validity or enforceability of any Loan Document or (d) a material impairment of the rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Contracts” means, collectively, each Plant Purchase Agreement, the Omnibus Agreement, each Contribution Agreement, the Management Agreement, each Material Gathering Contract, each Material Sales Contract, each Restricted JV Operating Agreement, and each other contract set forth on Schedule 7.23.

“Material Gathering Contract” means each gathering, treating or processing contract entered into by a Loan Party that (a) if a fee-based contract, provides for aggregate payments to such Loan Party during any 12 month period in excess of $10,000,000, and (b) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by such Loan Party for its own account during any 12 month period in excess of $10,000,000.

“Material Indebtedness” means, at any time, Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of Hedging Agreements owed by any one or more of the Borrower and any other Loan Party in an aggregate outstanding principal amount exceeding $2,500,000 at such time. For purposes of determining Material Indebtedness, the “outstanding principal amount” of the obligations of the Borrower or any other Loan Party in respect of any Hedging Agreement at any time shall be the Hedging Termination Value thereof at such time.

“Material Project” has the meaning assigned to such term in clause (b) of the definition of the term “Consolidated EBITDA”.

“Material Project EBITDA Adjustment” has the meaning assigned to such term in clause (b) of the definition of the term “Consolidated EBITDA”.

“Material Sales Contract” means each sales contract entered into by a Loan Party that provides for aggregate payments to such Loan Party during any 12 month period in excess of $10,000,000, after excluding payments over to third parties of their shares of the Hydrocarbon proceeds received under such sales contracts. To the extent, if any, that a Loan Party enters into any contract (other than a gathering, treating or processing contract) that requires such Loan Party to make payments during any 12 month period in excess of $10,000,000 for Hydrocarbons purchased by such Loan Party under such contract, such contract will also be a “Material Sales Contract”.

“Maturity Date” means December 19, 2019.

“Maximum Availability” means, at any time, an amount determined as follows:

(a) From the Qualifying IPO Effective Date until the June 2015 Delivery Date, the Maximum Availability shall be an amount equal to the maximum amount that, if added to Consolidated Total Funded Indebtedness of the Borrower at such time (excluding the aggregate amount of outstanding Revolving Credit Exposure at such time), would not cause the Consolidated Debt-to-Capital Ratio to exceed 0.35 to 1.00;

(b) From the June 2015 Delivery Date until the September 2015 Delivery Date, the Maximum Availability shall be an amount equal to the product of Annualized Consolidated EBITDA multiplied by 4.5; and

(c) On and after the September 2015 Delivery Date, the Maximum Availability shall be an amount equal to the Commitments.

“Midstream Properties” means all tangible and intangible property used by the Loan Parties in (a) gathering, compressing, treating, processing and transporting natural gas, crude, condensate and natural gas liquids; (b) fractionating and transporting natural gas, crude, condensate and natural gas liquids; and (c) marketing natural gas, crude, condensate and natural gas liquids, including, without limitation, processing plants, gathering lines, pipelines, storage facilities, surface leases, Rights of Way and servitudes related to each of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means any mortgage, deed of trust or any other document creating and evidencing a Lien on real or immovable Property and other Property (including any Midstream Property that constitutes real property) in favor of the Secured Parties, each of which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.

“Mortgaged Property” means any real Property owned by any Loan Party that is subject to a Mortgage.

“Mt. Olive Commercial Operation Date” means the date on which the Mt. Olive Plant is (a) completed and (b) fully operational.

“Mt. Olive Drop Down” means the contribution, sale or other direct or indirect transfer, whether structured as a transfer of Property or of Equity Interests, of the Mt. Olive Plant and related Midstream Properties, by PennTex JV and/or one or more of its Subsidiaries to the Borrower and/or any other Loan Party in a transaction constituting a Permitted Drop Down that (a) is consummated in accordance with the terms and conditions of a Contribution Agreement and (b) satisfies each of the requirements of Section 9.05(n).

“Mt. Olive EBITDA Adjustment” means, with respect to each of the Rolling Periods ending on the last day of the first four fiscal quarters ending after the consummation of the Mt. Olive Drop Down, a pro forma adjustment to Consolidated EBITDA (or, with respect to any such Rolling Period ending on or prior to the December 2015 Delivery Date, Annualized Consolidated EBITDA), in an amount to be approved by the Administrative Agent as the incremental projected Unadjusted Consolidated EBITDA attributable to the Mt. Olive Plant and related Midstream Properties of the Loan Parties for the first 12-month period following the consummation of the Mt. Olive Drop Down, with such amount to be determined based on projected revenues from minimum volume contracts, the creditworthiness of the prospective customers, capital and other costs, operating and administrative expenses, the scheduled commercial operation date of the Mt. Olive Plant, commodity price assumptions and other factors deemed appropriate by the Administrative Agent (net of any actual Consolidated EBITDA or Annualized Consolidated EBITDA, as the case may be, attributable to the Mt. Olive Plant and related Midstream Properties of the Loan Parties during such Rolling Period).

“Mt. Olive Plant” means a cryogenic natural gas Processing Plant located at 155 LP and L Road, Ruston, LA (on approximately 145 acres) with a capacity of 200 MMcf/d to be located near the “Terryville Gas Field” in Lincoln Parish, North Louisiana, which Processing Plant is, as of the Effective Date, owned and under construction by PennTex JV.

“National Flood Insurance Program” means the program created by any Governmental Authority of the United States pursuant to the Flood Insurance Regulations, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Cash Proceeds” means for any Recovery Event requiring a reduction of the total Commitments and/or a repayment of Loans pursuant to Section 3.04(b)(iii), the gross cash proceeds (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from such Recovery Event, net of attorneys’ fees, accountants’ fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Recovery Event (other than any Lien pursuant to a Security Instrument) and other customary fees and expenses actually incurred in connection therewith, and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Debt Proceeds” means for any incurrence of Indebtedness requiring a repayment of Loans pursuant to Section 3.04(b)(iv), the gross cash proceeds from such incurrence of Indebtedness, net of attorneys’ fees, accountants’ fees and other customary fees and expenses actually incurred in connection therewith.

“Net Sale Proceeds” means for any sale or other disposition of Property pursuant to an Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (a) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (b) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than the Secured Obligations) which is permitted hereunder and which is secured by the respective Property which was sold or otherwise disposed of, (c) the estimated net marginal increase in income taxes and franchise taxes which would be payable by any Loan Party with respect to the fiscal year of such Loan Party in which the sale or other disposition occurs as a result of such sale or other disposition, and (d) the amount of all reserves required to be maintained by any Loan Party in accordance with GAAP and all purchase price hold-backs, for any potential indemnity obligations that may be required to be made by such Loan Party of as a result of such Asset Sale; provided, however, (i) that such gross proceeds shall not include any portion of such gross cash proceeds which any Loan Party determines in good faith should be reserved for post-closing adjustments (which shall be certified by such Loan Party to the Administrative Agent upon its request), it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by such Loan Party shall constitute Net Sale Proceeds on such date received by such Loan Party from such Asset Sale, and (ii) at such time as the Loan Parties are no longer required to maintain any indemnity reserves in accordance with GAAP or any purchase price hold-back as a result of any Asset Sale, the amount (if any) by which such reserved amount in respect of such Asset Sale exceeds the actual amount of indemnity payments made by any Loan Party for which such reserves were required to be maintained in respect of such Asset Sale shall constitute Net Sale Proceeds at such time.

“NGP” means NGP X US Holdings, L.P.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 12.02(b), and (b) has been approved by the Required Lenders.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” has the meaning assigned to such term in Section 7.26(b)(v).

“Omnibus Agreement” has the meaning assigned to such term in the recitals hereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 12.04(d)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(d)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PennTex Development” has the meaning assigned to such term in the recitals hereto.

“PennTex Development Credit Facility” means the revolving credit facility provided under that certain HoldCo Credit Agreement dated August 29, 2014, by and among PennTex Development, as borrower, RBC, as administrative agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“PennTex JV” has the meaning assigned to such term in the recitals hereto.

“PennTex JV Credit Facility” means the revolving credit facility provided under that certain OpCo Credit Agreement dated August 29, 2014, by and among PennTex JV, as borrower, RBC, as administrative agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“PennTex Management” means PennTex Midstream Management Company, LLC, a Delaware limited liability company

“PennTex NLA” means PennTex NLA Holdings, LLC, a Delaware limited liability company.

“PennTex NLA Operating” has the meaning assigned to such term in the recitals hereto.

“PennTex Operating” has the meaning assigned to such term in the recitals hereto.

“Permitted Drop Down” and “Permitted Drop Downs” mean, individually or collectively as the context requires, the Mt. Olive Drop Down and any other contribution, sale or other direct or indirect transfer by PennTex Development, PennTex JV, and/or one or more of their respective Subsidiaries, of any material operating Midstream Properties or Equity Interests in a Person owning material operating Midstream Properties, as the case may be, to any Loan Party that is consummated in accordance with a Contribution Agreement and satisfies each of the requirements set forth in Section 9.05(n).

“Permitted Lien” means any Lien permitted under Section 9.03.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which is subject to Title IV of ERISA or section 412 of the Code and which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.

“Plant Purchase Agreement” means (a) that certain Gas Plant Sale and Installation Agreement dated as of March 11, 2014, by and between PennTex NLA Operating, as successor in interest to PennTex JV, and UOP Russell LLC, (b) that certain Gas Plant Sale and Installation Agreement dated as of September 18, 2014, by and between PennTex NLA Operating, as successor in interest to PennTex JV, and UOP Russell LLC, (c) a definitive agreement to be entered into between PennTex Development and UOP Russell LLC, substantially similar to the terms and conditions of the agreement referenced in clause (b) of this definition and consistent with that certain letter of intent dated October 6, 2014 between UOP Russell LLC and PennTex Development, for the acquisition, construction and installation of a new processing plant adjacent to either the Lincoln Parish Plant or the Mt. Olive Plant, the aggregate cost of which will not exceed $95,000,000, solely to the extent PennTex Development’s rights and obligations under such definitive agreement are subsequently assigned to the Borrower or any other Loan Party, and (d) any other similar processing plant sale or purchase agreement entered into by a Loan Party and consented to by the Administrative Agent from time to time in its sole discretion, in each case as amended in accordance with this Agreement.

“Platform” has the meaning assigned to such term in Section 12.01(d)(i).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate for loans in dollars in the United States; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Processing Plants” means the Midstream Properties of the Loan Parties comprised of any processing plants, any terminals, any tankage and any loading racks owned or leased from time to time by any Loan Party that are used in the business of such Loan Party, including, from and including the Qualifying IPO Effective Date, the Lincoln Parish Plant.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including, without limitation, cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.

“Purchase Money Indebtedness” means Indebtedness, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business.

“Qualified ECP Guarantor” means, in respect of any Hedging Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Hedging Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO Effective Date” means, the date on which each of the following conditions has been satisfied:

(a) the Specified IPO Transactions shall have occurred in all material respects in accordance with the Borrower Operating Agreement, the Registration Statement, and all applicable Governmental Requirements and shall have resulted in the Borrower receiving gross cash proceeds of at least $150,000,000;

(b) the Initial Contribution Transactions shall have been consummated in accordance with the IPO Contribution Agreement immediately prior to or contemporaneously with the IPO without giving effect to any waivers, amendments or modifications materially adverse to the Lenders;

(c) concurrently with the IPO, the net cash proceeds of the Specified IPO Transactions shall have been applied as a prepayment in full of all outstanding revolving loans and unreimbursed letter of credit obligations under the PennTex Development Credit Facility and the PennTex JV Credit Facility in accordance with the respective terms of such facilities;

(d) the Administrative Agent shall be satisfied that PennTex JV has, or will have, sufficient funds and/or equity commitments from its equity holders available to fund the construction and completion of the Mt. Olive Plant, and the Borrower shall cause PennTex JV to provide evidence of the same satisfactory to the Administrative Agent in its sole discretion, including, without limitation, estimated costs and timing of construction and completion and sources and uses of funds required in connection therewith, which estimated costs either shall not exceed $150,000,000 or shall be funded with the proceeds of additional cash equity contributions from the equity-holders of PennTex JV to the extent of any excess over $150,000,000;

(e) each of the conditions set forth in Section 6.01 shall have been satisfied as of the Qualifying IPO Effective Date (assuming that each reference to the Effective Date contained therein is a reference to the Qualifying IPO Effective Date) after giving effect to the Specified IPO Transactions;

(f) the Administrative Agent shall have received a compliance certificate substantially in the form of Exhibit E-2, duly and properly executed by a Financial Officer and dated as of the Qualifying IPO Effective Date, certifying (i) as to the accuracy and completeness of all representations and warranties contained in the Loan Documents, (ii) that after giving effect to the Specified IPO Transactions, the Loan Parties, taken as a whole, are Solvent, (iii) that no Default has occurred or is continuing, (iv) that no Material Adverse Change has occurred since September 30, 2014, (v) that no proceeding under any Debtor Relief Law is pending or threatened in respect of any Loan Party, its debts, or any substantial part of its assets, (vi) that the Loan Parties have received all consents and approvals required by Section 7.03, and (vii) that the Specified IPO Transactions have been consummated and each of the foregoing conditions set forth in this definition have been satisfied;

(g) the Administrative Agent shall have received satisfactory due diligence (including financial, legal, contract, engineering and environmental) for any Material Projects of the Borrower contemplated as of the Qualifying IPO Effective Date; and

(h) the Administrative Agent shall have received a funds flow from the Borrower for the Specified IPO Transactions, in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall have paid all fees required to be paid to the Administrative Agent and the Lenders on or prior to the Qualifying IPO Effective Date pursuant to any fee letter between the Borrower and the Administrative Agent.

“RBC” has the meaning assigned to such term in the introductory paragraph hereto.

“Recovery Event” means the receipt by any Loan Party of any cash insurance proceeds or condemnation awards payable by reason of a Casualty Event.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Refined Products” means gasoline, diesel fuel, jet fuel, asphalt and asphalt products, and other refined products of crude oil.

“Register” has the meaning assigned to such term in Section 12.04(c).

“Registration Statement” means the Form S-1 Registration Statement File No. 333-199020, filed by the Borrower with the SEC on September 30, 2014, as amended from time to time prior to the Qualifying IPO Effective Date.

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.11(a).

“Required Lenders” means, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Lenders having greater than fifty percent (50%) of the aggregate Commitments; and (ii) at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)); provided that the Commitments and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower or of the General Partner on behalf of the Borrower.

“Restricted Joint Venture” means, individually or collectively as the context requires, (a) any Subsidiary designated to be a “Restricted Joint Venture” as of the Effective Date as set forth on Schedule 7.14, and (b) any Subsidiary designated in writing to the Administrative Agent to be a “Restricted Joint Venture” in accordance with Section 8.17, in each case except to the extent subsequently re-designated as a Loan Party in accordance with Section 8.17.

“Restricted JV Operating Agreements” means, individually or collectively as the context requires, each partnership, joint venture, limited liability company or similar operating agreement of any Restricted Joint Venture entered into by and among any Loan Party and any other third Person or Persons from time to time, in each case as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its

Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rights of Way” has the meaning assigned to such term in Section 7.16(b).

“Rolling Period” means, with respect to the fiscal quarter ending June 30, 2015 and the last day of any fiscal quarter ending thereafter:

(a) for the fiscal quarter ending on June 30, 2015, at the irrevocable written election of the Borrower delivered to the Administrative Agent on or prior to the June 2015 Delivery Date, either (i) the calendar month of June, 2015, or (ii) the fiscal quarter ending on June 30, 2015; provided that if the Borrower makes no such timely election, then the “Rolling Period” ending on June 30, 2015 shall be deemed to be the period described in the foregoing clause (ii);

(b) for the fiscal quarter ending September 30, 2015, the period of two fiscal quarters ending on September 30, 2015;

(c) for the fiscal quarter ending December 31, 2015, the period of three fiscal quarters ending on December 31, 2015; and

(d) for each fiscal quarter thereafter, the period of four fiscal quarters ending on the last day of such fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctions” has the meaning assigned to such term in Section 7.26(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” means any Hedging Agreement of any Loan Party with a Secured Hedging Agreement Counterparty; provided, however, that (a) any confirmation or other transaction entered into in respect of any such Hedging Agreement after the applicable Secured Hedging Agreement Counterparty ceases to be a Lender or an Affiliate of a Lender for any reason other than an assignment required under Section 5.04(b) and (b) any Hedging Agreement or transaction thereunder that has been assigned by such applicable Secured Hedging Agreement Counterparty to a third party that is not a Lender or an Affiliate of a Lender, shall be deemed not to be a “Secured Hedging Agreement” for purposes of this Agreement and the other Loan Documents.

“Secured Hedging Agreement Counterparty” means (a) any Person that is a party to a Hedging Agreement with any Loan Party that enters into such Hedging Agreement while such Person is or before such Person becomes a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) any assignee of any Person described in clause (a) of this definition so long as such assignee is a Lender or an Affiliate of a Lender.

“Secured Obligations” means any and all obligations of and amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any proceeding under any Debtor Relief Law, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by any Loan Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank, any trustee or any Lender under any Loan Document; (b) to any Secured Hedging Agreement Counterparty under any Secured Hedging Agreement; (c) to any Treasury Management Counterparty under any Treasury Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above; provided, however, that with respect to any particular Loan Party, the Secured Obligations owing by such Loan Party, or secured by Liens granted by such Loan Party, shall not include any Excluded Hedging Obligations in respect of such Loan Party.

“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, each Lender, each Secured Hedging Agreement Counterparty and each Treasury Management Counterparty.

“Security Instruments” means the Guaranty and Collateral Agreement, the Mortgages, the other agreements, instruments or certificates described or referred to in Schedule 1.01(c), and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, any other Loan Party or any other Person (other than Secured Hedging Agreements, Treasury Management Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as the same may be amended, modified, supplemented or restated from time to time.

“September 2015 Delivery Date” means the date on which financial statements and a compliance certificate are delivered for the fiscal quarter ending on June 30, 2015 pursuant to Section 8.01(b) and (d).

“Solvent” means, with respect to any Person as of any date, that (a) the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature, and (c) as of such date, such Person does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Equity Contribution” has the meaning assigned to such term in clause (c) of the definition of the term “Consolidated EBITDA”.

“Specified IPO Transactions” means, individually or collectively as the context requires, the IPO, each of the transactions consummated in connection with the IPO and concurrently with the Qualifying IPO Effective Date pursuant to the Borrower Operating Agreement, the IPO Contribution Agreement, the Registration Statement and the Omnibus Agreement, including, without limitation, those transactions described on Schedule 1.01(d).

“Sponsor” means, collectively, NGP, any of its Affiliates, and any fund managed or administered by NGP or any of its Affiliates.

“State Pipeline Regulatory Agencies” means, collectively, the Railroad Commission of Texas, any similar Governmental Authorities in other jurisdictions, and any successor Governmental Authorities of any of the foregoing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by (i) another Person, (ii) one or more of such other Person’s Subsidiaries or (iii) collectively, such other Person and one or more of such other Person’s Subsidiaries, and (b) any partnership of which such other Person or any of such other Person’s Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Syndication Agent” means SunTrust Bank.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with Section 1.04, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to make payments prior to the 91st day after the Maturity Date to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Targeted Persons” has the meaning assigned to such term in Section 7.26(d).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

“Trade Date” has the meaning assigned to such term in Section 12.04(g)(i).

“Transactions” means, with respect to (a) the Borrower, the Formation Transactions, the Initial Contribution Transactions and the Specified IPO Transactions, the execution, delivery and performance by such Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Collateral pursuant to the Security Instruments, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document (including, without limitation, this Agreement with respect to the Borrower), the guaranteeing of the Secured Obligations and the other obligations under the Guaranty and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Guarantor on Collateral pursuant to the Security Instruments.

“Treasury Management Agreement” means any agreement governing the provision of (a) commercial credit cards, (b) stored value cards, or (c) treasury or cash management services, including deposit accounts, funds transfers, automated clearinghouse services, auto-borrow services, zero balance accounts, returned check concentration, controlled disbursement services, lockboxes, account reconciliation and reporting services, trade finance services, overdraft protection, and interstate depository network services.

“Treasury Management Counterparty” means each Lender or Affiliate of a Lender that enters into a Treasury Management Agreement with a Loan Party; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Treasury Management Counterparty.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Unadjusted Consolidated EBITDA” means, for any period of determination, the sum of (without duplication, and without giving effect to any extraordinary losses or gains during such period) the following determined on a consolidated basis: (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining Consolidated Net Income in such period: (i) income tax expense, (ii) franchise tax expense (including Texas margin tax expense, if applicable), (iii) Consolidated Interest Expense, (iv) amortization, depletion, and depreciation, (v) noncash nonrecurring items during such period, (vi) costs and expenses incurred in connection with the preparation, negotiation, execution, delivery and closing of the Loan Documents and the consummation of the Initial Contribution Transactions and the Specified IPO Transactions incurred during such period and on or prior to March 31, 2015, in an aggregate amount not to exceed $30,000,000, (vii) noncash losses related to derivative instruments during such period and (viii) noncash long-term compensation expense; minus (c) to the extent added in determining Consolidated Net Income during such period, noncash nonrecurring items and noncash income related to derivative instruments, in each case during such period; plus (d) increases in deferred revenue attributable to amounts actually received in cash during such period; minus (e) decreases in deferred revenue during such period.

“United States” means the United States of America.

“Unrestricted Subsidiary” means, individually or collectively as the context requires, (a) any Subsidiary designated to be an “Unrestricted Subsidiary” as of the Effective Date as set forth on Schedule 7.14, (b) any Subsidiary designated in writing to the Administrative Agent to be an “Unrestricted Subsidiary” in accordance with Section 8.17, and (c) any Subsidiary of an Unrestricted Subsidiary, in each case except to the extent subsequently designated as a Loan Party in accordance with Section 8.17.

“USA Patriot Act” has the meaning assigned to such term in Section 12.16.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries, or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries collectively.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Yield Differential” has the meaning assigned to such term in Section 2.06(d)(iv)(H).

Section 1.02 Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law or regulation shall be construed, unless otherwise specified, as referring to such law or regulation as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change (including any such change to the effect that operating leases, as defined pursuant to GAAP on the date hereof, are to be treated as, or similar to, Capital Leases) shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding Availability; provided that the Commitments shall remain undrawn on the Qualifying IPO Effective Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of Availability, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. The Loans made by each Lender, if requested by such Lender, shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption or an Additional Lender Agreement, as of the effective date of the Assignment and Assumption or Additional Lender Agreement, as the case may be, payable to such Lender in a principal amount equal to its Commitment and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Sections 2.06, 12.04(a) or 12.04(b) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its applicable Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one (1) Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(vi) the current Maximum Availability, including supporting detail for the calculation thereof; and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation that (A) the amount of the requested Borrowing will not cause the total Revolving Credit Exposures to exceed Availability, and (B) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(ii) and (iii) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly (and if such funds are timely received in accordance with the preceding sentence, on the same date that such funds are so received) crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Funding by the Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06 Termination, Reduction and Increase of Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date; provided that if the Qualifying IPO Effective Date does not occur on or prior to May 29, 2015, the Commitments shall automatically terminate on such date. If at any time the Commitments are terminated or reduced to zero during the Availability Period, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Commitments.

(i) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, and (B) the Borrower shall not terminate or reduce the Commitments to the extent that, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(a)(ii), the total Revolving Credit Exposures would exceed Availability or (2) after giving effect to such termination or reduction, the total Commitments would be less than $15,000,000.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.

(c) Termination and Reductions of Commitments. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(d) Optional Increase in Commitments.

(i) On and after the September 2015 Delivery Date, provided that the Qualifying IPO Effective Date has occurred and subject to the conditions set forth in Section 2.06(d)(iv), upon irrevocable written notice to the Administrative Agent (who shall promptly notify the Lenders), the Borrower may request an increase of the Commitments then in effect by increasing the Commitment of a Lender or by causing a Person that at such time is not a Lender to become a Lender (each an “Additional Lender”), subject to the terms and conditions of this Section 2.06(d) (such additional Commitments, the “Additional Commitments”). At the time the Borrower sends such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than fifteen (15) Business Days from the date of delivery of such notice to the Administrative Agent).

(ii) Each Lender shall notify the Administrative Agent within the relevant time period specified in the notice referred to in Section 2.06(d)(i) whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than or less than its Applicable Percentage of such requested Additional Commitments. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. With respect to each Lender that so elects to increase its Commitment, the Borrower and such Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit H-1 (a “Commitment Increase Agreement”), and the Borrower shall, if requested by such Lender, deliver a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase, and otherwise duly completed.

(iii) In the event the Lenders do not, in the aggregate, elect to increase their Commitments in the full amount of the requested Additional Commitments, the Borrower may cause one or more Additional Lenders to become a party to this Agreement, subject to the approval of the Administrative Agent and the Issuing Bank (each such approval not to be unreasonably withheld, conditioned or delayed). In each such instance, the Borrower and such approved Additional Lender(s) shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit H-2 (an “Additional Lender Agreement”), such Additional Lender(s) shall deliver to the Administrative Agent an Administrative Questionnaire, and the Borrower shall, if requested by such Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed.

(iv) Any increase in the Commitments shall be subject to the following additional conditions:

(A) such increase shall not be less than $10,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the aggregate Commitments would exceed $400,000,000;

(B) no Default shall have occurred and be continuing immediately prior to the effective date of such increase or after giving effect to such increase;

(C) no Lender’s Commitment may be increased without the consent of such Lender;

(D) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays any compensation required by Section 5.02 (unless otherwise waived by all Lenders);

(E) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent) applicable to the Rolling Period ending on the last day of the fiscal quarter during which such increase becomes effective, as evidenced by a certificate executed by a Responsible Officer attaching the supporting detail for such calculations;

(F) no Material Adverse Change has occurred;

(G) The representations and warranties of each Loan Party set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the effective date of such increase, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such increase, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any representation or warranty that is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty shall be true and correct in all respects on and as of the date of such increase; and

(H) any Additional Commitments shall be on terms (other than pricing) and pursuant to the documentation applicable to the initial Commitments on the Qualifying IPO Effective Date (the “Initial Commitments”); provided that if the All-in Yield of such Additional Commitments exceeds the All-in Yield in respect of such Initial Commitments by any amount (such difference, the “Yield Differential”) then the Applicable Margin applicable to such Initial Commitments shall be increased such that after giving effect to such increase in the Applicable Margin, there is no Yield Differential;

(v) Subject to acceptance and recording thereof pursuant to Section 2.06(d)(vi) from and after the effective date specified in the Commitment Increase Agreement or the Additional Lender Agreement (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid the compensation, if any, required by Section 5.02): (A) the amount of the Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Agreement, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, (unless all Lenders have increased their respective Commitments proportionately and there is no Additional Lender) each increasing Lender and/or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Commitments.

(vi) Upon its receipt of (A) a duly completed Commitment Increase Agreement or an Additional Lender Agreement, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, (B) the Administrative Questionnaire referred to in Section 2.06(d)(iii), if applicable, (C) if requested by the Administrative Agent, an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, which amendment shall only require the signatures of the Borrower, the Administrative Agent and any increasing Lender or Additional Lender, as the case may be, (D) a certificate of a Responsible Officer of each Loan Party (1) certifying as to attached resolutions or written consent(s) of the board of directors, manager(s), members(s), or other appropriate equivalent governing Person or body of each Loan Party approving or consenting to such increase in Commitments or Additional Commitments, as the case may be, and (2) in the case of the Borrower, certifying as to the satisfaction of the conditions set forth in Section 2.06(d)(iv) and in Section 6.02, and (E) customary legal opinions and other documents reasonably requested by the Administrative Agent, the Administrative Agent shall accept such Commitment Increase Agreement or Additional Lender Agreement and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(c). No increase in the Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(d)(vi).

Section 2.07 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for their own account or for the account of any of the other Loan Parties, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit;

(vi) specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit); and

(vii) the current Maximum Availability, including supporting detail for the calculation thereof.

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure will not exceed the LC Commitment, (y) the total Revolving Credit Exposures will not exceed Availability, and (z) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Letter of Credit.

If requested by the Issuing Bank in connection with any request for a Letter of Credit, the Borrower also shall submit an appropriately completed letter of credit application on the Issuing Bank’s standard form as in effect from time to time, which application may require the inclusion of draft language for such Letter of Credit that is reasonably acceptable to such Issuing Bank and may be required to be signed by a Responsible Officer.

The Issuing Bank will not be required to: (A) issue any Letter of Credit if (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (2) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, (3) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000, (4) such Letter of Credit is to be denominated in a currency other than Dollars, or (5) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or (B) amend or extend any Letter of Credit if the Issuing Bank would not be required at such time to issue the Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment thereto. Any request for the issuance of a Letter of Credit that is made at any time that there is a Defaulting Lender shall be subject to Section 4.04(c).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, as applicable), and (ii) the date that is thirty (30) days prior to the Maturity Date. Each Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the date described in clause (ii) of this clause (c).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.07(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that neither the foregoing nor Section 12.03 shall be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.07(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.07(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.07(j), or the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b)(i), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(b)(i), the amount of such excess as provided in Section 3.04(b)(i), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in Section 10.01(h) or Section 10.01(i). At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.04(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Fronting Exposure.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for, in the case of the Borrower, its obligations with respect to Letters of Credit and, in the case of the Defaulting Lender, its obligation to fund participations in respect of Letters of Credit, in each case to be applied pursuant to clause (ii)

below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.07(j) or Section 4.04 in respect of Letters of Credit shall be applied, in the case of the Defaulting Lender, to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Thereafter, Cash Collateral shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.07(j) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 4.04, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b)(i), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(iv) The Borrower’s obligation to deposit Cash Collateral pursuant to this Section 2.07(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment that the Borrower or any of the other Loan Parties may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral. Other than any interest earned on the investment of such Cash Collateral, which investments shall be made at the option and sole discretion of the Administrative Agent at the Borrower’s risk and expense, such Cash Collateral shall not bear interest. Interest or profits, if any, on such investments shall constitute additional Cash Collateral.

(k) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade –International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(l) Calculation of Maximum Stated Amount. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.08 Reliance on Notices. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Request, Interest Election Request, request for Letter of Credit or similar notice believed by the Administrative Agent to be genuine. The Administrative Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Administrative Agent has actual knowledge to the contrary.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (a) the amounts specified in Section 3.04(b) on the dates set forth therein and (b) if not so paid, the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the sum of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (ii) the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate. Notwithstanding the foregoing, if (i) an Event of Default specified in Sections 10.01(a), 10.01(b), 10.01(h) and/or 10.01(i) has occurred and is continuing, or (ii) the Required Lenders so elect (or direct the Administrative Agent to so elect) in connection with the occurrence and continuance of any other Event of Default, then in each case all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loans (including the Applicable Margin applicable with respect to such Loans), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Required Lenders as their cost of funds.

Section 3.04 Prepayments.

(a) Optional Prepayments.

(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(a)(ii).

(ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or e-mail to the Administrative Agent of a written “Notice of Prepayment” in substantially the form of Exhibit D and signed by a Responsible Officer) of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments pursuant to this Section 3.04(a) shall be accompanied by accrued interest to the extent required by Section 3.02.

(b) Mandatory Prepayments.

(i) If, at any time, the total Revolving Credit Exposures exceeds Availability, then the Borrower shall (A) prepay the Borrowings within five (5) Business Days in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.07(j).

(ii) If any Loan Party receives any cash proceeds from any Asset Sale made pursuant to Section 9.11(e), no later than ten (10) Business Days following receipt, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 3.04(b)(vi).

(iii) If any Loan Party receives any cash proceeds on or after the Effective Date from any Recovery Event, no later than ten (10) Business Days following receipt, an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 3.04(b)(vi).

(iv) If any Loan Party incurs any Indebtedness (other than Indebtedness permitted under Section 9.02), the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Debt Proceeds received in respect of such Indebtedness. Nothing in this paragraph is intended to permit any Loan Party to incur Indebtedness other than as permitted under Section 9.02, and any such incurrence of Indebtedness shall be a violation of Section 9.02 and a breach of this Agreement.

(v) [Intentionally Omitted].

(vi) Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied ratably to the Loans included in the prepaid Borrowings. Each prepayment (A) pursuant to Section 3.04(b)(i) shall be applied to the Revolving Borrowings and the LC Exposure as described in Section 3.04(b)(i), and (B) pursuant to Section 3.04(b)(ii) through (v) shall be applied to the unpaid principal amount of each Loan. Prepayments pursuant to Section 3.04(b) shall be accompanied by accrued interest to the extent required by Section 3.02. Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(c) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Qualifying IPO Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Qualifying IPO Effective Date. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For avoidance of doubt, the “unused amount” of the Commitment of any Lender shall be determined by subtracting such Lender’s Revolving Credit Exposure on the date of determination from such Lender’s Commitment on such date of determination.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC

Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank, for its own account, a fronting fee and other fees in the amounts and at the times separately agreed between the Issuing Bank and the Borrower. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Qualifying IPO Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by the Borrower hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 4.01(c) shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and any other Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower and any other Loan Party in the amount of such participation.

Section 4.02 Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.07(d), Section 2.07(e), Section 4.02 or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the

Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.04 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of the term “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.07(j); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.07(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Lenders (other than any Defaulting Lender) on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 4.04(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.04(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees in respect of Letters of Credit pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.07(j).

(C) With respect to any fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clauses (A) or (B) above, the Borrower shall (x) pay to each Lender (other than any Defaulting Lender) that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such other Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Lenders (other than any Defaulting Lender) in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Lender (other than any Defaulting Lender) to exceed such Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Lender (other than any Defaulting Lender) as a result of such Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.07(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.04(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.03 and the imposition of, or any change in the rate or required calculation of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy or Liquidity Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements and affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the

Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.03(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.03 delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(d)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such properly completed and executed documentation reasonably requested by the Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Withholding Agent, shall deliver such other documentation prescribed by Governmental Requirements or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A) and Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a “United States person” as defined in section 7701(a)(30) of the Code,

(A) any Lender that is a “United States person” as defined in section 7701(a)(30) of the Code shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; and

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of any other form prescribed by Governmental Requirements as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Governmental Requirements to permit the Withholding Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered under this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(g) FATCA. If a payment made to a Lender under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by Governmental Requirements (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(i) The agreements in this Section 5.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(a)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid, or shall have caused such assignee to have paid, to the Administrative Agent the assignment fee specified in Section 12.04(b)(iv), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter, (iv) such assignment does not conflict with applicable law, and (iv) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and, delegation if such Lender (or its Affiliate) is a Secured Hedging Agreement Counterparty with any outstanding Secured Hedging Agreements, unless on or prior thereto, all such Secured Hedging Agreements have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any payable to it in connection with such termination or novation.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. This Agreement shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors or equivalent governing body or Person with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions thereby, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as such Loan Party’s representatives for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organization Documents of each Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of each Loan Party.

(d) The Administrative Agent shall have received a compliance certificate substantially in the form of Exhibit E-1, duly and properly executed by a Financial Officer and dated as of the Effective Date, certifying (i) as to the accuracy and completeness of all representations and warranties contained in the Loan Documents, (ii) that after giving effect to the Transactions on the Effective Date, the Loan Parties, taken as a whole, are Solvent, (iii) that no Default has occurred or is continuing, (iv) that no Material Adverse Change has occurred since September 30, 2014, (v) that no proceeding under any Debtor Relief Law is pending or threatened in respect of any Loan Party, its debts, or any substantial part of its assets, (vi) that the Loan Parties have received all consents and approvals required by Section 7.03, and (vii) that the conditions set forth in clauses (o), (q), and (s) of this Section 6.01 are satisfied as of the Effective Date.

(e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) The Administrative Agent shall have received duly executed Notes payable to each Lender that has requested a Note in a principal amount equal to its Commitment dated as of the date hereof.

(g) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i) be reasonably satisfied that (A) the Security Instruments create first priority Liens (subject only to Liens and exceptions permitted under the applicable Security Instrument and hereunder) on substantially all of the tangible and intangible Property of the Loan Parties other than Excluded Property and unrecorded Rights of Way, and (B) such Liens will either be perfected as of the date hereof or arrangements for the perfection thereof on a post-closing basis reasonably satisfactory to the Administrative Agent have been made; and

(ii) have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Loan Parties’ Subsidiaries that are owned by any Loan Party to the extent certificated.

(h) The Administrative Agent shall have received customary legal opinions from (i) Locke Lord LLP, special counsel to the Loan Parties, and (ii) local counsel in any other jurisdictions reasonably requested by the Administrative Agent, which opinions shall, in each case, permit reasonable reliance by permitted assigns of each of the Administrative Agent and the Lenders and shall otherwise be in form and substance satisfactory to the Administrative Agent.

(i) The Administrative Agent shall have received (i) flood determinations with respect to any location where any Building or Manufactured (Mobile) Home owned by any Loan Party is located, and (ii) certificates and/or evidence of insurance coverage of the Loan

Parties evidencing that the Loan Parties are carrying insurance in accordance with Sections 7.12 and 8.07, including copies of any policy provisions or endorsements requested by the Administrative Agent.

(j) The Administrative Agent shall have received such title information as the Administrative Agent may reasonably require, satisfactory to the Administrative Agent, setting forth the status of title to the real Property of the Loan Parties.

(k) The Administrative Agent shall have received (i) the Financial Statements, and (ii) a financial model prepared by management (including projections) that is satisfactory to the Administrative Agent.

(l) The Administrative Agent shall have received (i) a perfection certificate in form and substance satisfactory to the Administrative Agent, and (ii) appropriate UCC and other Lien search certificates for Delaware, Texas, Louisiana and any other jurisdiction reasonably requested by the Administrative Agent, in each case reflecting no prior Liens (other than Liens being assigned or released on or prior to the Effective Date or Permitted Liens) encumbering the Properties of the Loan Parties.

(m) The Administrative Agent shall have received appropriate termination statements, mortgage releases and such other documentation as shall be necessary to terminate, release or assign to the Administrative Agent all Liens encumbering the Properties of the Loan Parties, other than Permitted Liens, in each case, in proper form for filing, registration or recordation in the appropriate jurisdictions.

(n) Each document (including any Uniform Commercial Code financing statement) required by this Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.

(o) [Intentionally Omitted].

(p) The Administrative Agent shall have received copies, certified by a Responsible Officer as being true and correct, of all Material Contracts existing as of the Effective Date.

(q) The Administrative Agent will be reasonably satisfied that, after giving pro forma effect to the Transactions on the Effective Date, the Consolidated Debt-to-Capital Ratio of the Borrower (calculated in a manner reasonably acceptable to the Administrative Agent) will not exceed 0.35 to 1.00.

(r) The Administrative Agent shall have received from the Loan Parties, to the extent requested by the Lenders or the Administrative Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(s) No material litigation, arbitration or similar proceeding shall be pending or threatened in writing that (i) calls into question the validity or enforceability of this Agreement, the other Loan Documents or the Transactions or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect.

(t) The Borrower shall have prepared and delivered to the Administrative Agent a funds flow for the Transactions, in form and substance satisfactory to the Administrative Agent in its sole discretion.

(u) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of other Loan Party shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived in accordance with Section 12.02) at or prior to 1:00 p.m., Houston, Texas time, on December 23, 2014 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).

Notwithstanding the foregoing, the items specified on Schedule 8.20 shall be delivered within the time periods set forth therein.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit in each case during the Availability Period, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) the Revolving Credit Exposure shall not exceed Availability.

(b) The representations and warranties of each Loan Party set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any representation or warranty that is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty shall be true and correct in all respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(c) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit and related Letter of Credit Agreement in accordance with Section 2.07(b), as applicable.

(d) No Material Adverse Change shall have occurred since the date of the financial statements most recently delivered pursuant to Section 8.01(a) or (b), as the case may be.

(e) The Borrower shall be in pro forma compliance with the financial covenants set forth in Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent after giving effect to such Borrowing) applicable to the Rolling Period ending on the last day of the fiscal quarter in which such Borrowing is to be made, as evidenced by a certificate executed by a Responsible Officer attaching the supporting detail for such calculations.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit and each acceptance of the foregoing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a), (b), and (d).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants, and each Guarantor by its execution of the Guaranty and Collateral Agreement represents and warrants, to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 7.01 Organization; Powers. Each Loan Party is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company, or partnership action and, if required, equity owner action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or any Organization Documents of the Borrower or any other Loan Party, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Indebtedness of the Borrower or any other Loan Party or give rise to a right thereunder to require any payment to be made by the Borrower or such Loan Party, (d) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or such Loan Party, and (e) will not result in the creation or imposition of any Lien on any Property of the Borrower or any other Loan Party (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders copies of (i) the Borrower’s audited balance sheet as of September 30, 2014, (ii) PennTex JV’s audited carve-out balance sheet as of June 30, 2014 and the related audited statement of operations, membership interests and cash flows for the period from March 17, 2014 through June 30, 2014, (iii) PennTex JV’s unaudited carve-out balance sheet as of September 30, 2014 and the related unaudited statement of operations, membership interests and cash flows for the quarterly period ending September 30, 2014 and (iv) the Borrower’s unaudited summary pro forma balance sheet as of September 30, 2014 (collectively, the “Financial Statements”). The Financial Statements referred to in clauses (ii) and (iii) of the immediately preceding sentence reflect the carve out balance and activities from PennTex JV that relate to the construction of the Lincoln Parish Plant and the associated Midstream Properties.

(b) Since the Effective Date, there has been no Material Adverse Change, it being understood that none of the Formation Transactions, the Initial Contribution Transactions or the Specified IPO Transactions occurring contemporaneously with or prior to the Qualifying IPO Effective Date shall constitute a Material Adverse Change.

(c) Except as set forth on Schedule 7.04(c) or as referred to or reflected or provided for in the Financial Statements, neither the Borrower nor any other Loan Party has, on the Effective Date after giving effect to the Transactions on such date, any Material Indebtedness (including Disqualified Capital Stock) or any off-balance sheet liabilities or partnership liabilities, liabilities for past due taxes, unusual forward or long-term commitments, or contingent liabilities or unrealized or anticipated losses from any unfavorable commitments.

(d) The projections regarding the financial performance of the Borrower and its Consolidated Subsidiaries furnished to the Lenders have been prepared in good faith by the Borrower and based upon assumptions believed by the Borrower to be reasonable at the time such projections were provided (and on the Effective Date in the case of forecasts provided prior to the Effective Date) (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that neither the Borrower nor any other Loan Party makes any representation that such projections will be realized).

Section 7.05 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority, including, without limitation, the FERC or any equivalent state regulatory agency, pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any other Loan Party or any of their Properties (a) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) that involve any Loan Document.

Section 7.06 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and the other Loan Parties and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Borrower and the other Loan Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the other Loan Parties has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c) there are no claims, demands, suits, orders, inquiries, investigations, requests for information or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that are pending or, to any Loan Party’s knowledge, threatened against the Borrower or any other Loan Party or any of their respective Properties or as a result of any operations at such Properties;

(d) none of the Properties of the Borrower or any other Loan Party contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the Borrower’s or any other Loan Party’s knowledge, threatened Release of Hazardous Materials at, on, under or from the Borrower’s or any other Loan Party’s Properties; there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties; and, to the knowledge of the Borrower or any other Loan Party, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) neither the Borrower nor any other Loan Party has received any written notice asserting an alleged liability or obligation of a Loan Party under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any other Loan Party’s Properties and, to the Borrower’s or any other Loan Party’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the other Loan Parties’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation, and, to the Borrower’s or any other Loan Party’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure; and

(h) the Borrower has made available, or has caused the other Loan Parties to make available, to the Administrative Agent complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) relating to the Loan Parties’ respective Properties or operations thereon that were in any of the Borrower’s or the other Loan Parties’ possession or control on or prior to the Effective Date and, if requested by the Administrative Agent, any such reports, investigations, studies, analyses and correspondence received by any of the Loan Parties’ after the Effective Date.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) The Borrower and each other Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to be or to do the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any other Loan Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any other Loan Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any other Loan Party or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. The Borrower and each of the other Loan Parties has timely filed or caused to be filed all federal and state income Tax and all other material Tax returns and reports required to have been filed. The Borrower and each of the other Loan Parties has paid or caused to be paid all federal and state income Taxes and all other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Loan Party, as applicable, has set aside on its books adequate reserves in accordance with Section 1.04. The charges, accruals and reserves on the books of the Borrower and each of the other Loan Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower and the Loan Parties, adequate. No currently outstanding Tax Lien is filed against the Borrower, any of the other Loan Parties, or any of their respective Properties, and, to the knowledge of the Borrower or any other Loan Party, no claim is being asserted against the Borrower, any of the other Loan Parties, or any of their respective Properties with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA.

(a) The Borrower, the other Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code, except where the failure to so establish and maintain such Plan could not reasonably be expected to have a Material Adverse Effect.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any other Loan Party or any ERISA Affiliate (whether directly or indirectly) of either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(d) Full payment when due has been made of all amounts that the Borrower, the other Loan Parties or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) Neither the Borrower nor any other Loan Party or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, including a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11 Disclosure; No Material Misstatements. The Financial Statements and all of the other reports, financial statements, certificates and other information furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), including, without limitation, any such information so furnished to permit the Lenders to comply with the USA Patriot Act, taken as a whole, do not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and projected natural gas supply and throughput, the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 7.12 Insurance. The Borrower has, and has caused all of the other Loan Parties to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all Material Contracts and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and of comparable size and engaged in the same or a similar business for the assets and operations of the Borrower and the other Loan Parties. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies, and the Administrative Agent has been named as loss payee with respect to Property loss insurance as required by Section 8.07. No Loan Party owns any material Building or material Manufactured (Mobile) Home, in either case subject to a Mortgage, for which such Loan Party has not delivered to the Administrative Agent evidence or confirmation reasonably satisfactory to the Administrative Agent that (i) such Loan Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home of the type required by Section 8.07(b) or (ii) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.

Section 7.13 Burdensome Restrictions. Neither the Borrower nor any other Loan Party is a party to any material agreement or arrangement (other than (a) Capital Leases creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Capital Lease, (b) documents evidencing or securing Purchase Money Indebtedness creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Purchase Money Indebtedness, and (c) documents creating Liens which are described in clauses (g) or (h) of the definition of the term “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease or license described in such clause (g) or (h), as applicable), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to guarantee the Secured Obligations or grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents. Without limiting the foregoing, no Loan Party is a party to or bound by any agreement (other than the Loan Documents) or subject to any order of any Governmental Authority which prohibits or restricts in any way the right of such Loan Party to make Restricted Payments.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders, which shall be a supplement to Schedule 7.14), neither the Borrower nor any other Loan Party has any Subsidiaries. No Loan Party has any Foreign Subsidiaries. All of the outstanding Equity Interests of each Loan Party and each Subsidiary have been validly issued and have not been issued in violation of any preemptive or similar rights, and, in the case of each Loan Party other than the Borrower, are fully paid and nonassessable.

Section 7.15 Capitalization; Location of Business and Offices. Schedule 7.15 hereto accurately reflects, as of the Effective Date, (a) the jurisdiction of incorporation or organization (if applicable) of the Borrower, the other Loan Parties and their respective Subsidiaries, (b) each jurisdiction in which the Loan Parties are qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the organizational identification number of each Loan Party in its jurisdiction of organization (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01), (d) the authorized, issued and outstanding Equity Interests of the Loan Parties and their respective Subsidiaries, including the names of (and number of shares or other equity securities held by) the record and beneficial owners of such Equity Interests, and (e) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase capital stock or limited liability company interests of the Loan Parties and their respective Subsidiaries. Except as set forth on Schedule 7.15 hereto, there are no outstanding shareholders agreements, voting agreements or other agreements of any nature which in any way restrict or effect the transfer, pledge or voting of any of the Equity Interests of the Borrower or any other Loan Party or subject any of such Equity Interests to any put, call, redemption obligation or similar right or obligation of any nature. Each Loan Party’s principal place of business and chief executive offices are located at the address specified in Section 12.01 or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)).

Section 7.16 Properties; Titles, Etc.

(a) The Borrower and each of the other Loan Parties has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its real and personal Property free and clear of all Liens except Permitted Liens.

(b) From and after the construction and commercial operation of any Gathering Systems, such Gathering Systems are or will be covered by valid and subsisting recorded fee deeds, leases, easements, rights of way, servitudes, permits, licenses or other instruments and agreements, as the case may be (collectively, “Rights of Way”), in favor of the Borrower or any other applicable Loan Party (or their predecessors in interest) and their respective successors and assigns in accordance with applicable law and customary industry practices, except where the failure of such Gathering Systems to be so covered, individually or in the aggregate, (i) does not interfere with the ordinary conduct of business of any Loan Party, (ii) does not materially detract from the value or the use of such Gathering Systems and (iii) could not reasonably be expected to have a Material Adverse Effect.

(c) From and after the construction and commercial operation of any Gathering Systems, the Rights of Way establish or will establish a contiguous and continuous right of way for such Gathering Systems and grant or will grant the Borrower or any other applicable Loan Party (or their predecessors in interest) the right to construct, operate, and maintain such Gathering Systems in, over, under, or across the land covered thereby in accordance with applicable law and customary industry practices; provided, however, (i) some of the Rights of Way granted to the Loan Parties (or their predecessors in interest) by private parties and Governmental Authorities are revocable at the right of the applicable grantor, (ii) some of the Rights of Way cross properties that are subject to Liens in favor of third parties that have not been subordinated to the Rights of Way; and (iii) some Rights of Way are subject to certain defects, limitations and restrictions; provided, further, none of the limitations, defects, and restrictions described in clauses (i), (ii) and (iii) above, individually or in the aggregate, (A) materially interfere with the ordinary conduct of business of any Loan Party, (B) materially detract from the value or the use of such Gathering Systems or (C) could reasonably be expected to have a Material Adverse Effect.

(d) Each Processing Plant is located on lands covered by fee deeds, real property leases, or other instruments (collectively “Deeds”) in favor of the Borrower or any other applicable Loan Party (or their predecessors in interest) and their respective successors and assigns. The Deeds grant the Borrower or any other applicable Loan Party (or their predecessors in interest) the right to construct, operate, and maintain the applicable Processing Plant on the land covered thereby in accordance with applicable law and customary industry practices.

(e) All Rights of Way and all Deeds necessary for the conduct of the business of the Borrower and the other Loan Parties are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time or both, would give rise to a default under any such Rights of Way or Deeds that could reasonably be expected to have a Material Adverse Effect. All rental and other payments due under any Rights of Way or Deeds by any Loan Party (and their predecessors in interest) have been duly paid in accordance with the terms thereof, except to the extent that a failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) The rights and Properties presently owned, leased or licensed by the Borrower and the other Loan Parties including, without limitation, all Rights of Way and Deeds, include all rights and Properties necessary to permit the Borrower and the other Loan Parties to conduct their businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof.

(g) Neither the businesses nor the Properties of any of the Loan Parties is affected in any material and adverse manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

(h) No eminent domain proceeding or taking has been commenced or, to the knowledge of any of the Loan Parties, is contemplated with respect to all or any portion of the Midstream Properties, except for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(i) The Borrower and each other Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the offices, Processing Plants, Gathering Systems, improvements, fixtures, equipment, and other Property owned, leased or used by the Borrower and each of the other Loan Parties in the conduct of their businesses are (a) being maintained in a state adequate to conduct normal operations, (b) in good operating condition, subject to ordinary wear and tear, and routine maintenance or repair, (c) sufficient for the operation of the businesses of the Borrower and each of the other Loan Parties as currently conducted, and (d) in conformity with all Governmental Requirements relating thereto.

Section 7.18 Hedging Agreements. Schedule 7.18, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Hedging Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) other than the Security Instruments and the counterparty to each such agreement.

Section 7.19 Security Instruments. Subject to the last paragraph of Section 6.01 and Section 8.20:

(a) Guaranty and Collateral Agreement. The provisions of the Guaranty and Collateral Agreement (and any other Security Instruments delivered pursuant to Section 8.12 or Section 8.14 covering personal property) are effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the personal property Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Guaranty and Collateral Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guaranty and Collateral Agreement), the Liens created by the Guaranty and Collateral Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral covered thereby (other than such Collateral in which a Lien or a security interest cannot be perfected by filing, possession or control under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens other than Permitted Liens.

(b) Mortgages. Each Mortgage (including any Mortgage delivered pursuant to Section 8.12 or Section 8.14), is effective to create in favor of the Administrative Agent (or such other trustee as may be required or desired under local law), for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property thereunder, subject only to Permitted Liens and when the Mortgages are filed in the counties or parishes where the mortgaged Collateral is located, the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in that portion of the Mortgaged Property constituting real property and fixtures affixed or attached to such real property, in each case and superior in right to any other person, other than Permitted Liens.

Section 7.20 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used by the Borrower and other Loan Parties to pay fees and expenses in connection with the Transactions and for working capital, permitted capital expenditures, including permitted Investments in Restricted Joint Ventures and Unrestricted Subsidiaries and permitted Investments in connection with Permitted Drop Downs, and other general and lawful business purposes, as the case may be, of the Borrower and each of the other Loan Parties, including, without limitation, the payment of fees and expenses incurred in connection with this Agreement. Neither the Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates (a) the provisions of Regulations T, U or X of the Board, (b) Sanctions, or (c) the FCPA.

Section 7.21 Solvency. The Loan Parties, taken as a whole, are Solvent. No Loan Party is planning to take any action described in Section 10.01(h) or Section 10.01(i).

Section 7.22 Common Enterprise. The Borrower and each of the other Loan Parties and their business operations are closely integrated with one another into a single, interdependent and collective, common enterprise so that all of them will benefit from the financial accommodations provided under this Agreement. The Borrower and the other Loan Parties intend to render services to or for the benefit of each other, which services may include providing administrative, marketing, payroll and management services to or for the benefit of each other, purchasing or selling and supplying goods to or from or for the benefit of each other, and making loans and advances and providing other financial accommodations to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).

Section 7.23 Material Contracts. Schedule 7.23 hereto contains a complete list, as of the Effective Date, of all Material Contracts of the Borrower and each other Loan Party, including all amendments thereto. Except as set forth on such Schedule 7.23, all such Material Contracts are in full force and effect on the Effective Date. Neither the Borrower nor any other Loan Party is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Borrower and each other Loan Party, no other Person that is party thereto is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect. None of the Material Contracts prohibits the transactions contemplated under the Loan Documents. Except as shown in Schedule 7.23 hereto, each of the Material Contracts is currently in the name of, or has been assigned to, a Loan Party (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder), and, except as a result of anti-assignment provisions that are not rendered unenforceable by applicable laws (as described on Schedule 7.23), a security interest in each of the Material Contracts may be granted to the Administrative Agent. The Borrower and the other Loan Parties have delivered to the Administrative Agent a complete and current copy of each of their Material Contracts existing on the Effective Date.

Section 7.24 Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by the Borrower or any other Loan Party with respect to the Transactions.

Section 7.25 Employee Matters. As of the Effective Date, (a) neither the Borrower nor any other Loan Party, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of the Borrower or any other Loan Party, contemplated with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or any other Loan Party, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrower or any other Loan Party after due inquiry, threatened between the Borrower or any other Loan Party, on the one hand, and its employees, on the other hand.

Section 7.26 Anti-Terrorism Laws; Sanctions.

(a) Neither the Borrower nor any other Loan Party is, nor to the knowledge of the Borrower or any other Loan Party, are any of the Borrower’s or any other Loan Party’s Affiliates, officers or directors, in violation of any Governmental Requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the USA Patriot Act, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time and including any successor thereto.

(b) Neither the Borrower nor any other Loan Party is, nor to the knowledge of the Borrower or any other Loan Party, is any Affiliate, officer, director, broker or other agent of the Borrower or any other Loan Party, acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the United States Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Borrower or any other Loan Party, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)(i) Neither the Borrower nor any of its subsidiaries, nor, to the knowledge of any Loan Party, any director, officer, agent, employee or Affiliate of the Borrower or any of its subsidiaries, is, or is owned or controlled by Persons that are (A) the subject of any United States sanctions administered or enforced by OFAC or the United States Department of State (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (such Persons described in the foregoing clauses (A) and (B), “Targeted Persons”), and (ii) the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Targeted Person.

Section 7.27 Federal and State Regulation. To the extent any portion of the Gathering Systems are comprised of interstate common carrier pipeline operations (the “Interstate Pipelines”), the Interstate Pipelines are subject to rate regulation by the FERC under the Interstate Commerce Act and the Energy Policy Act. With respect to the Interstate Pipelines, (a) the rates on file with the FERC are just and reasonable pursuant to the Energy Policy Act and (b) to the knowledge of the Loan Parties, no provision of the tariff containing such rates is unduly discriminatory or preferential. Except as set forth on Schedule 7.27, neither any Loan Party nor any other Person that now owns or has owned an interest in any of the Interstate Pipelines has been or is the subject of a complaint, investigation or other proceeding regarding their respective rates or practices with respect to the Interstate Pipelines. No such complaint, petition, or other filing with the FERC, individually or in the aggregate, could result, if adversely determined to the position or interest of any applicable Loan Party, in a Material Adverse Effect.

Section 7.28 FERC.

(a) Each applicable Loan Party is in compliance, in all material respects, with all rules, regulations and orders of the FERC and all State Pipeline Regulatory Agencies applicable to the Midstream Properties.

(b) As of the date of this Agreement, no Loan Party is liable for any refunds or interest thereon as a result of an order from the FERC or any other Governmental Authority with jurisdiction over the Gathering Systems.

(c) Each applicable Loan Party’s report, if any, on Form 6 filed with the FERC complies as to form with all applicable legal requirements and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein not misleading.

(d) Without limiting the generality of Section 7.07(a) of this Agreement, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Loan Party from any Governmental Authority to construct, own, operate and maintain the Midstream Properties, or to transport and/or distribute Refined Products under existing contracts and agreements as the Midstream Properties are presently owned, operated and maintained.

Section 7.29 Title to Refined Products. No Loan Party has title to any of the Refined Products which are transported and/or distributed through the Gathering Systems, except pursuant to agreements under which the relevant Loan Party does not have any exposure to commodity price volatility as a result of having title to such Refined Products.

Section 7.30 Foreign Corrupt Practices. None of the Loan Parties nor any of their respective Subsidiaries, nor any director, officer, agent or employee of any Loan Party or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other Property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and each Loan Party and their respective Subsidiaries have conducted their business in material compliance with the FCPA.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Secured Obligations under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees, and each Guarantor by its execution of the Guaranty and Collateral Agreement covenants and agrees, with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 8.01 Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than one hundred thirty-five (135) days after the end of each fiscal year of the Borrower, the Borrower’s and its Consolidated Subsidiaries’ audited consolidated and unaudited consolidating balance sheet and related statements of income or operations, owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form to the figures for the previous fiscal year to the extent available, and, in the case of such audited financial statements, reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with Section 1.04 consistently applied.

(b) Quarterly and Monthly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) (A) the Borrower’s consolidated and consolidating balance sheet and related statements of income or operations, owners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form to the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year to the extent available, (B) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period, and (C) reports of newly entered and terminated Material Contracts, operations and systems volumes, by month, during such quarterly accounting period; and (ii) solely with respect to the fiscal quarter ending June 30, 2015 and only to the extent that the Borrower timely elects the calendar month of June, 2015 as the Rolling Period for such fiscal quarter in accordance with clause (a) of the definition of the term “Rolling Period”, the consolidated statements of income or operations, owner’s equity and cash flows for the calendar month of June, 2015. All of the foregoing financial statements shall be certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with Section 1.04 consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Annual Financial Projections. Concurrently with any delivery of financial statements under Section 8.01(a), an annual budget and forecast, together with projections for the Borrower and its Consolidated Subsidiaries, including volumes and pricing assumptions, for each fiscal year of the Borrower through the end of the fiscal year in which the Maturity Date occurs.

(d) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit E-2 hereto (i) certifying that such Financial Officer has reviewed the terms of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of the Borrower and its Consolidated Subsidiaries during the period covered by such financial statements, which review has not disclosed the existence during or at the end of such period of any condition or event which constitutes a Default and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof that requires any change in the financial reporting of the Loan Parties, or in any other accounting or financial reporting practices of the Loan Parties, has occurred since the date of the financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(e) Certificate of Financial Officer – Hedging Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and (b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of the relevant fiscal period, a true and complete list of all Hedging Agreements of the Borrower and each other Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value therefor, any new credit support agreements relating thereto (other than Security Instruments), any margin required or supplied under any credit support document (other than Security Instruments), and the counterparty to each such agreement.

(f) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), one or more certificates of insurance coverage from the Borrower’s insurance broker or insurers with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, copies of all applicable policies.

(g) SEC and Other Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any other Loan Party with the SEC, or with any national or foreign securities exchange, as the case may be.

(h) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, or any indenture, loan or credit or other similar agreement with respect to Material Indebtedness and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party or any Subsidiary thereof by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Loan Party or Subsidiary, and a copy of any response by such Loan Party or Subsidiary, or the board of directors (or comparable governing body) of such Loan Party or Subsidiary, to such letter or report.

(j) Information Regarding Loan Parties. Prior written notice (unless otherwise agreed by the Administrative Agent) of any change (i) in any Loan Party’s corporate, limited liability company or partnership name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate, limited liability company or partnership structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.

(k) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof (or such later date as agreed by the Administrative Agent in its sole discretion), copies of any amendment, modification or supplement to the certificate or articles of formation, operating agreement, any preferred equity designation or any other Organization Document of the Borrower or any other Loan Party.

(l) Regulatory Notices. Promptly, but in any event within five (5) Business Days after receipt thereof by any Loan Party (or such later date as agreed by the Administrative Agent in its sole discretion), a copy of any form of notice, summons, citation, proceeding or order received from the FERC or any other Governmental Authority concerning the regulation of any material portion of the Gathering Systems.

(m) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any other Loan Party (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request, including, without limitation, all such information disclosure requests made by any Lender to comply with the requirements of the USA Patriot Act.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower, any other Loan Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability to the Borrower and the other Loan Parties in excess of $5,000,000, not fully covered by insurance, subject to normal deductibles;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the other Loan Parties in an aggregate amount exceeding $5,000,000;

(d) any other development that results in a Material Adverse Change;

(e) the receipt by any Loan Party of any environmental site assessment reports, investigations, studies, analyses or other correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) related to any Loan Party’s Properties or operations thereon, which reports, investigation, studies, analyses or other correspondence, individually or in the aggregate, show environmental issues involving potential liabilities or costs of the Borrower and the other Loan Parties in an amount exceeding $5,000,000; and

(f) the receipt by any Loan Party of any cash proceeds from any incurrence or issuance of Material Indebtedness, any issuance or sale of Equity Interests to any Person other than a Loan Party, any Asset Sale made pursuant to Section 9.11(e) or from any Recovery Event; provided that such notices of receipt of cash proceeds from any Asset Sale or any Recovery Event shall only be required during the existence and continuation of an Event of Default or otherwise promptly following any request therefor by the Administrative Agent.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each other Loan Party to, pay its obligations, including Tax liabilities of the Borrower and such other Loan Party before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with Section 1.04 and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or such other Loan Party.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will repay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each other Loan Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at or within the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each other Loan Party to:

(a) operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable Environmental Laws, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) preserve, maintain and keep in good repair, condition, working order and efficiency (ordinary wear and tear excepted) all Property material to the conduct of its business, including, without limitation, all equipment, machinery and facilities;

(c) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Properties; and

(d) to the extent neither the Borrower nor any other Loan Party is the operator of any Property, the Borrower and the other Loan Parties, as applicable, shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance.

(a) The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear to the extent practical. Such policies shall name the Administrative Agent as an “additional insured” and “loss payee” and provide that the insurer will give at least thirty (30) days’ prior notice of any cancellation (other than any cancellation for non-payment of premium, which shall be subject to ten (10) days’ prior notice) to the Administrative Agent.

(b) With respect to each portion of any Mortgaged Property (other than pipelines) of the Borrower or any other Loan Party constituting a Building or Manufactured (Mobile) Home, the Borrower will, and will cause each other Loan Party to, obtain Flood Insurance in such total amount as the applicable Flood Insurance Regulations may require and otherwise in form and substance satisfactory to the Administrative Agent and containing such other terms, provisions or coverage as are reasonably requested in writing by the Required Lenders if at any time such Building or Manufactured (Mobile) Home is located on any such Mortgaged Property in a Special Flood Hazard Area, and otherwise comply with Flood Insurance Regulations.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account as needed to allow it to provide the financial statements and reports required hereunder. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Responsible Officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Compliance with Agreements; Maintenance of Material Contracts. The Borrower will, and will cause each other Loan Party to, comply with all agreements, contracts and instruments binding on it or affecting its Properties or business, including, without limitation, the Material Contracts, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each other Loan Party to, maintain each Material Contract in full force and effect, and, upon request of the Administrative Agent, make to each counterparty to any Material Contract such demands and requests for information and reports as any Loan Party or any Subsidiary thereof is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

Section 8.11 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each other Loan Party and each other Loan Party’s Properties and operations to comply, with all applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each other Loan Party not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or any other Loan Party’s Properties or any other property offsite the Property to the extent caused by the Borrower’s or any other Loan Party’s operations except in compliance with applicable Environmental Laws, if the Release or threatened Release could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain, file or prepare, and shall cause each Subsidiary to timely obtain, file or prepare, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or any other Loan Party’s Properties, except where such failure to obtain or file could not reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each other Loan Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or any other Loan Party’s Properties, if failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each other Loan Party to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to cause any Loan Party to owe any damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each other Loan Party to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and any other Loan Party’s obligations under this Section 8.11(a) are timely and fully satisfied, where failure to establish and implement such procedures could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five (5) Business Days after the occurrence of a triggering event (or such later date as agreed by the Administrative Agent in its sole discretion), notify the Administrative Agent and the Lenders in writing of any action, investigation or inquiry threatened in writing by any Governmental Authority or any demand or lawsuit threatened in writing by any Person against the Borrower or any other Loan Party or their Properties of which any Responsible Officer of the General Partner, the Borrower or any other Loan Party has knowledge in connection with any Environmental Laws if the Borrower or any other Loan Party could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $5,000,000, not fully covered by insurance, subject to normal deductibles.

(c) The Borrower will, and will cause each other Loan Party to, provide, if requested by the Administrative Agent, any existing environmental assessments, audits and tests obtained by any Loan Party in connection with any future acquisitions of Properties.

Section 8.12 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any other Loan Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral as “all assets” of the applicable Loan Party (or words of similar effect) without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.13 Title Information; Phase I Site Assessments.

(a) If the Borrower or any other Loan Party acquires any new real Properties for greater than $15,000,000, individually (it being understood that any related Midstream Properties acquired in an acquisition or a series of acquisitions shall collectively be treated as an individual Property for purposes hereof), or greater than $20,000,000 in the aggregate for all such acquisitions in any twelve month period, the Borrower shall, or shall cause such other Loan Party to, promptly provide reasonable title information regarding such new real Properties to the Administrative Agent such that the Administrative Agent shall have such title information for the real Properties of the Borrower and the other Loan Parties that is satisfactory to it in all respects in the reasonable exercise of its credit judgment as a senior secured lender. The Borrower shall, within thirty (30) days of notice from the Administrative Agent objecting to title defects or exceptions that exist with respect to such additional Properties (or such later date as agreed by the Administrative Agent in its sole discretion), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 9.03 raised by such information, or (ii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on the pipeline and processing Properties of the Borrower and the other Loan Parties.

(b) If the Borrower or any other Loan Party desires to acquire any new Processing Plant for consideration in excess of $2,500,000, the Borrower shall, or shall cause such other Loan Party to, provide to the Administrative Agent the results of a current phase I site assessment regarding such Processing Plant in form and scope satisfactory to the Administrative Agent prior to the acquisition of such Processing Plant, provided that the Administrative Agent may, in its sole and absolute discretion, elect not to require any such site assessment that would otherwise be so required.

Section 8.14 Additional Collateral; Additional Guarantors.

(a) In the event that the Borrower or any other Loan Party acquires or forms a Subsidiary that is not designated as an Unrestricted Subsidiary or a Restricted Joint Venture in accordance with Section 8.17; the Borrower shall promptly (i) cause such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guaranty and Collateral Agreement and such other Security Instruments (in proper form for filing, registration or recordation, as applicable) as are requested by the Administrative Agent, and take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a first priority, perfected Lien (subject only to Excepted Liens and Liens permitted under Section 9.03(c)) on substantially all of the tangible and intangible Property of such Loan Party, other than Excluded Property, (ii) cause the owner of the Equity Interests in such Subsidiary to pledge such Equity Interests (including, without limitation, delivery of original certificates evidencing the Equity Interests, if any, of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) cause such Subsidiary or other pledgor to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(b) The Borrower will at all times cause the other material tangible and intangible Property, other than Excluded Property, of the Borrower and each other Loan Party, including any real Property and Equity Interests in any Unrestricted Subsidiary or any Restricted Joint Venture, in each case to be subject to a Lien pursuant to the Security Instruments; provided, however, that, with respect to any real Property, if the Administrative Agent determines in its sole discretion that the costs, financial and otherwise, of obtaining or maintaining a Lien, perfecting a Lien, and/or complying with all Governmental Requirements with respect to such a Lien outweigh the benefit to the Secured Parties of the security afforded thereby, the Administrative Agent may elect not to be granted a Lien on such real Property. Without limiting the foregoing, within thirty (30) days after (or such later date as agreed by the Administrative Agent in its sole discretion) the end of each calendar quarter during which any Loan Party receives copies of any recorded Deeds and/or Rights of Way in favor of any of the Loan Parties, the Borrower shall, or shall cause the applicable Loan Party to, (i) provide copies of such recorded Deeds and/or Rights of Way to the Administrative Agent, (ii) deliver to the Administrative Agent evidence or confirmation reasonably satisfactory to the Administrative Agent that (A) such Loan Party maintains Flood Insurance for any Building or Manufactured (Mobile) Home to become Mortgaged Property of the type required by Section 8.07(b) or (B) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area, and (iii) subject to the proviso in the immediately preceding sentence, execute and deliver Mortgages on such Deeds and/or Rights of Way in favor of the Administrative Agent.

Section 8.15 ERISA Compliance. The Borrower will promptly furnish and will cause the other Loan Parties and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) promptly upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code for which no exception exists or is available by statute, regulation, administrative exception or otherwise, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the General Partner, the Borrower, such other Loan Party or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action such other Loan Party or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.16 Maintenance of Gathering Systems and Processing Plants. The Borrower will, and will cause each other Loan Party to, (a) maintain or cause the maintenance of their respective interests and rights in the Rights of Way for their Gathering Systems and in their Processing Plants, to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) subject to Permitted Liens, maintain the Gathering Systems within the confines of the Rights of Way without material encroachment upon any adjoining property and maintain the Processing Plants within the boundaries of the Deeds and without material encroachment upon any adjoining property if failure to do so could reasonably be expected to have a Material Adverse Effect, (c) maintain such rights of ingress and egress necessary to permit the Loan Parties to inspect, operate, repair, and maintain the Midstream Properties, including the Gathering Systems and the Processing Plants, to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and provided that the Loan Parties may hire third parties to perform these functions, and (d) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (a), (b), and (c) of this Section 8.16 in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to pay or default that could not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

Section 8.17 Designations of Unrestricted Subsidiaries, Restricted Joint Ventures and Loan Parties.

(a) Within 30 days after (or such later date as agreed by the Administrative Agent in its sole discretion) the acquisition or formation of a new Subsidiary, the Borrower may designate such Subsidiary as an Unrestricted Subsidiary or a Restricted Joint Venture by written notification thereof to the Administrative Agent, provided that each of the following conditions is satisfied:

(i) with respect to the designation of any Unrestricted Subsidiary, each of the following conditions is satisfied:

(A) no Default exists at the time of or after giving effect to such designation;

(B) such designation is deemed to be an Investment in such Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct or indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(k); and

(C) all of the present and future capital stock or other Equity Interests in such Subsidiary owned or held of record by any Loan Party are subject to a perfected first-priority security interest in favor of the Administrative Agent;

(ii) with respect to the designation of any Restricted Joint Venture, each of the following conditions is satisfied:

(A) such Subsidiary is engaged, as its primary business, in oil, natural gas, natural gas liquids and related liquids gathering, processing, terminalling, storage, transportation and marketing operations, and any businesses related to any of the foregoing;

(B) no Default exists at the time of or after giving effect to such designation;

(C) all of the present and future capital stock or other Equity Interests in such Subsidiary owned or held of record by any Loan Party are subject to a perfected first-priority security interest in favor of the Administrative Agent; and

(D) such designation is deemed to be an Investment in such Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct or indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(l);

(b) If the Borrower desires to re-designate any Unrestricted Subsidiary or any Restricted Joint Venture to be a Loan Party after the date hereof, the Borrower shall cause such Subsidiary to comply with Section 8.14, at which time such Subsidiary shall cease to be an Unrestricted Subsidiary or Restricted Joint Venture, as the case may be, and shall be deemed a Loan Party for all purposes of this Agreement and the other Loan Documents without any amendment, modification or other supplement to any of the foregoing, except as contemplated by Section 8.14, provided that (x) the representations and warranties of the applicable Loan Parties contained in the applicable Loan Documents are true and correct in all material respects at the time of and after giving effect to such re-designation, and (y) no Default exists at the time of or after giving effect to such re-designation.

(c) No Loan Party or Restricted Joint Venture may be re-designated as an Unrestricted Subsidiary.

(d) Any Guarantor that is not a Wholly-Owned Subsidiary may be re-designated as a Restricted Joint Venture, after which designation (x) such Subsidiary shall be released from its obligations as Guarantor, (y) the Administrative Agent shall release any security interest in or liens on such Subsidiary’s assets previously granted as security for the Secured Obligations, and (z) such Subsidiary shall be deemed to be a Restricted Joint Venture, provided that each of the conditions set forth in clause (a)(ii) of this Section is satisfied with respect to such Person.

Section 8.18 Limitations on Unrestricted Subsidiaries and Restricted Joint Ventures. The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account) so that each Unrestricted Subsidiary and each Restricted Joint Venture will be treated as an entity separate and distinct from the Borrower and the other Loan Parties; provided that the foregoing will not prohibit payments under expense sharing agreements between any Loan Parties and such Subsidiaries that are consistent with past practices and/or required by any applicable Governmental Authority;

(b) will not, and will not permit any Loan Party to, assume, guarantee or otherwise be or become liable for any Indebtedness of any Unrestricted Subsidiary or any Restricted Joint Venture;

(c) will not permit any Unrestricted Subsidiary or any Restricted Joint Venture to hold any Equity Interests in the Borrower or any other Loan Party;

(d) will not permit any Lien to exist on any Property of any Restricted Joint Venture, except for (i) Excepted Liens, and (ii) Liens securing Indebtedness of such Restricted Joint Venture permitted under clause (e) of this Section;

(e) will not permit any Restricted Joint Venture to incur any Indebtedness, except for Indebtedness in an aggregate amount not to exceed $10,000,000 at any one time outstanding for all such Restricted Joint Ventures; and

(f) will not permit any Restricted Joint Venture to make any Restricted Payments, except for distributions to any Loan Party and distributions made in accordance with the applicable Restricted JV Operating Agreement to each other owner of Equity Interests of such Restricted Joint Venture on a pro rata basis (or more favorable basis from the perspective of the Loan Party owning Equity Interests in such Restricted Joint Venture) based on their relative ownership interests.

Section 8.19 Commodity Exchange Act Keepwell Provisions. The Borrower, to the extent that it is a Qualified ECP Guarantor, hereby guarantees the payment and performance of all Secured Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the Guaranty and Collateral Agreement including obligations with respect to Hedging Agreements (provided, however, that the Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section shall remain in full force and effect until all Secured Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.20 Post-Closing Obligations. The Borrower shall deliver, or cause to be delivered, as the case may be, each of the items set forth on Schedule 8.20, in each case on or prior to the date specified in such Schedule for such item or such later date as the Administrative Agent may agree in writing in its sole discretion.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Secured Obligations under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees, and each Guarantor by its execution of the Guaranty and Collateral Agreement covenants and agrees, with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 9.01 Financial Covenants.

(a) Consolidated Debt-to-Capital Ratio. As of the last day of each of the fiscal quarters of the Borrower ending September 30, 2014, December 31, 2014, March 31, 2015 and June 30, 2015, respectively, the Borrower shall not permit the Consolidated Debt-to-Capital Ratio of the Borrower as of such date to exceed 0.35 to 1.00.

(b) Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2015, the Borrower shall not permit the Consolidated Interest Coverage Ratio as of such date to be less than 3.00 to 1.00.

(c) Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2015, the Borrower shall not permit the Consolidated Total Leverage Ratio as of such date to exceed 4.50 to 1.00; provided that, at the irrevocable written election of the Borrower upon the closing of any Material Acquisition (by delivering written notice of such election to the Administrative Agent on or prior to the closing date of such Material Acquisition), the maximum Consolidated Total Leverage Ratio permitted under this clause (c) shall be increased to 5.25 to 1.00 for the Rolling Period ending on the last day of the fiscal quarter in which such Material Acquisition occurs and for each of the Rolling Periods ending on the last day of the next two immediately following fiscal quarters; provided further that the Borrower may not make more than one such election in any 12 month period.

(d) Right to Cure Financial Covenant Defaults. Notwithstanding anything to the contrary contained in this Section 9.01 or in Article X, in the event that the Borrower fails to comply with the requirements of clause (b) or clause (c) of this Section 9.01 (such event a “Financial Covenant Default”), then the Borrower shall have the right to cure such Financial Covenant Default (such right, the “Equity Cure Right”) subject to the following terms and conditions:

(i) the Borrower shall deliver to the Administrative Agent irrevocable written notice of its intent to exercise the Equity Cure Right (the “Equity Cure Notice”) no later than three (3) Business Days after the date on which financial statements and a compliance certificate as of and for the period ending on the last day (the “Test Date”) of the Rolling Period in respect of which such Financial Covenant Default has occurred are delivered in accordance with Sections 8.01(a), (b) or (d), as the case may be (the “Equity Cure Delivery Date”). The Equity Cure Notice shall set forth the calculation of the Equity Cure Amount (as defined below) and be certified by a Financial Officer.

(ii) No later than five (5) Business Days after the Equity Cure Delivery Date (the “Equity Cure Contribution Date”), the Borrower shall cause the Sponsor to purchase Equity Interests (other than Disqualified Capital Stock) or make capital contributions to the Borrower (such purchase or capital contribution, as applicable, the “Equity Cure Contribution”) resulting in the Borrower receiving net cash proceeds in an aggregate amount not less than the greater of (A) the minimum amount which, if applied to reduce Consolidated Total Funded Indebtedness as of the Test Date, would result in the Borrower being in pro forma compliance with clause (c) of this Section 9.01 as of the Test Date, and (B) the minimum amount which, if added to Consolidated EBITDA, would result in the Borrower being in pro forma compliance with clause (b) of this Section 9.01 as of the Test Date (such amount, which shall be calculated in a manner reasonably satisfactory to the Administrative Agent, the “Equity Cure Amount”).

(iii) The Equity Cure Right may only be exercised for a total of three (3) times; provided further that in each four-fiscal quarter period there shall be a period of at least two fiscal quarters in which no Equity Cure Contribution is made.

(iv) In the event the Borrower timely exercises the Equity Cure Right in accordance with clause (i) above, from the date on which financial statements and a compliance certificate as of and for the period ending on the Test Date are delivered in accordance with Section 8.01(a), (b) or (d), as applicable, until the earliest to occur of (A) the Equity Cure Contribution Date or (B) the date on which the Administrative Agent is notified by the Borrower that the Equity Cure Contribution will not be consummated, the Financial Covenant Default shall constitute a Default (but not an Event of Default) for all purposes under this Agreement, but neither the Administrative Agent nor any Lender shall impose default interest, accelerate the Secured Obligations, terminate the Commitments or exercise any enforcement remedy against any Loan Party or any of their respective Property, in each case solely with respect to such Financial Covenant Default. Notwithstanding anything to the contrary in this Section 9.01(d)(iv), the Administrative Agent and the Lenders shall be entitled to exercise any of their respective rights and remedies under this Agreement and under applicable law to the extent that any other Event of Default (other than the Financial Covenant Default) has occurred and is continuing.

(v) Upon the timely consummation of the Equity Cure Contribution, the receipt by the Borrower of the Equity Cure Amount in cash, the Borrower shall be deemed to have satisfied the requirements of clause (b) or (c) of this Section 9.01, as the case may be, as of the Test Date with the same effect as though there was no failure to comply therewith as of the Test Date, and the Financial Covenant Default shall be automatically deemed cured and waived for all purposes of this Agreement.

(vi) Notwithstanding anything to the contrary in this Agreement, no Equity Cure Amount shall be retroactively credited to Consolidated EBITDA, Annualized Consolidated EBITDA, or Consolidated Total Funded Indebtedness for the purposes of determining compliance with any financial covenant or test, except with respect to the applicable Financial Covenant Default.

Section 9.02 Indebtedness. The Borrower will not, and will not permit any Loan Party to, incur, create, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations arising under the Loan Documents or the Secured Hedging Agreements;

(b) Indebtedness under Capital Leases and Synthetic Leases or that constitutes Purchase Money Indebtedness; provided that the aggregate principal amount of all Indebtedness described in this Section 9.02(b) at any one time outstanding shall not exceed an amount equal to the difference of (i) $25,000,000 minus (ii) the aggregate amount of all payment obligations under all other leases and lease agreements (including operating leases) due within twelve months after such time; and provided further that such Indebtedness is not incurred for the purpose of expanding, purchasing or constructing a new Processing Plant or Gathering System (but, for the avoidance of doubt, such Indebtedness may be incurred to purchase equipment or components for any such new Processing Plants and Gathering Systems and for any existing Processing Plants and Gathering Systems);

(c) Indebtedness arising under any Plant Purchase Agreement;

(d) Indebtedness associated with performance bonds, bid bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement or defense of rights or claims of the Borrower, any other Loan Party or any Subsidiary;

(e) intercompany Indebtedness between the Borrower and any other Loan Party (or any of them); provided that (i) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party (or under the Security Instruments), and (ii) any such Indebtedness owed by a Loan Party shall be subordinated to the Secured Obligations on terms set forth in the Guaranty and Collateral Agreement;

(f) Indebtedness constituting a guaranty by any Loan Party of Indebtedness permitted to be incurred by any other Loan Party under this Section 9.02;

(g) endorsements of negotiable instruments for deposit or collection in the ordinary course of business; and

(h) other unsecured Indebtedness of the Loan Parties not to exceed $5,000,000 in the aggregate at any one time outstanding.

Section 9.03 Liens. The Borrower will not, and will not permit any Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Secured Obligations pursuant to the Security Instruments;

(b) Excepted Liens; and

(c) Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(b) but only on the Property under lease or the Property purchased with such Purchase Money Indebtedness, as applicable, together with accessions and improvements thereto, insurance thereon and proceeds of the foregoing.

Section 9.04 Restricted Payments. The Borrower will not, and will not permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly (collectively in this Section, “make” or “making”, as the case may be), any Restricted Payment, except:

(a) any Loan Party or Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b) the Borrower may make Restricted Payments with respect to any of its Equity Interests payable solely in additional shares of any of its Equity Interests (other than Disqualified Capital Stock);

(c) any Subsidiary of the Borrower may make Restricted Payments to Loan Parties and its other owners ratably with respect to the Equity Interests issued by such Subsidiary;

(d) concurrently with the other Specified IPO Transactions on the Qualifying IPO Effective Date, the Borrower may make a one-time cash distribution to its equity holders funded with cash proceeds of the IPO in an aggregate amount not to exceed the lesser of (x) $85,000,000 and (y) an amount equal to the gross cash proceeds of the IPO received by the Borrower in excess of $200,000,000; and

(e) after the Qualifying IPO Effective Date, the Borrower may declare and make cash distributions to holders of its Equity Interests in the amount of Available Cash (to the extent permitted by the Borrower Operating Agreement), so long as before and after giving effect to any such cash distribution and both at the time such distribution is declared and at the time such distribution is paid, no Default exists or would result therefrom.

Section 9.05 Investments, Loans, Advances and Acquisitions. The Borrower will not, and will not permit any Loan Party to, make or permit to remain outstanding any Investments other than:

(a) Investments that are disclosed in Schedule 9.05;

(b) accounts receivable arising in the ordinary course of business;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;

(d) commercial paper maturing within one (1) year from the date of acquisition thereof rated in the highest or second highest grade by S&P or Moody’s;

(e) demand deposits, and time deposits maturing within one (1) year from the date of creation thereof, with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f) Investments in money market funds investing at least 95% of their assets (measured by value) in Investments of the types described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g) Investments made by any Loan Party in or to any other Loan Party (including in each case any guarantees or contingent obligations of a Loan Party with respect to any liabilities of any other Loan Party);

(h) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any other Loan Party as a result of a proceeding of the obligor under any Debtor Relief Laws in respect of such debts or upon the enforcement of such debts or of any Lien in favor of the Borrower or any other Loan Party securing such debts; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $2,000,000;

(i) Investments constituting Indebtedness permitted under Section 9.02;

(j) non-hostile purchases or acquisitions made by any Loan Party on or after the June 2015 Delivery Date, whether in one or more related transactions, of any Person or group of Persons or any business unit or a majority of the Equity Interests of any Person or group of Persons, so long as at the time of the making of any such purchase or acquisition, before and after giving effect thereto:

(i) no Default exists or would result therefrom;

(ii) the target Person or group of Persons, business unit or Equity Interests, as applicable, are in the same or similar line of business as the Loan Parties;

(iii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent) applicable to the Rolling Period ending on the last day of the fiscal quarter during which such purchase or acquisition is to be made, as evidenced by a certificate executed by a Responsible Officer attaching the supporting detail for such calculations;

(iv) the Loan Parties have Liquidity of not less than 10% of Availability; and

(v) the Loan Party making such purchase or acquisition promptly complies with its obligations under Sections 8.12 and 8.14, as applicable;

(k) Investments in any Subsidiary in a similar business to the Loan Parties that is designated as an Unrestricted Subsidiary, so long as at the time of any such Investment, before and after giving effect thereto:

(i) no Default exists or would result therefrom;

(ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent) applicable to the Rolling Period ending on the last day of the fiscal quarter during which such Investment is to be made, as evidenced by a certificate executed by a Responsible Officer attaching the supporting detail for such calculations;

(iii) the Loan Parties have Liquidity of not less than 10% of Availability;

(iv) all of the present and future capital stock or other Equity Interests in such Unrestricted Subsidiary owned or held of record by any Loan Party are subject to a perfected first-priority security interest in favor of the Administrative Agent; and

(v) the aggregate Investments in any Unrestricted Subsidiary shall not at any time exceed $2,500,000, individually, and the aggregate amount of such Investments under this clause (k) shall not exceed $7,500,000 in the aggregate at any time;

(l) Investments in any Restricted Joint Venture, so long as at the time of any such Investment, before and after giving effect thereto:

(i) no Default exists or would result therefrom;

(ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent) applicable to the Rolling Period ending on the last day of the fiscal quarter during which such Investment is to be made, as evidenced by a certificate executed by a Responsible Officer attaching the supporting detail for such calculations;

(iii) the Loan Parties have Liquidity of not less than 10% of Availability;

(iv) all of the present and future capital stock or other Equity Interests in such Restricted Joint Venture owned or held of record by a Loan Party are subject to a perfected first-priority security interest in favor of the Administrative Agent; and

(v) Investments made in any Restricted Joint Venture under this clause (l) during the term of this Agreement shall not exceed an aggregate amount of $10,000,000 for each Restricted Joint Venture, individually, and the total amount of all such Investments under this clause (l) shall not exceed an aggregate amount of $30,000,000 for all Restricted Joint Ventures; and

(m) Investments made by the Borrower pursuant to and in accordance with the terms and conditions of the IPO Contribution Agreement;

(n) Investments made by the Borrower after the Qualifying IPO Effective Date pursuant to and in accordance with the terms and conditions of any other Contribution Agreement with respect to any Permitted Drop Down; provided that:

(i) such Investment is approved by the appropriate conflicts committee of each acquiring Loan Party and each Person transferring the relevant Midstream Properties or Equity Interests, as the case may be;

(ii) before and after giving effect to such acquisition:

(A) no Default exists or would result therefrom;

(B) the Borrower is in pro forma compliance with the financial covenants set forth in Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent) applicable to the Rolling Period ending on the last day of the fiscal quarter during which such acquisition is to be made, as evidenced by a certificate executed by a Responsible Officer attaching the supporting detail for such calculations; and

(C) the Loan Parties have Liquidity of not less than 10% of Availability; and

(iii) within 30 days after the consummation of such Permitted Drop Down (or such later date as the Administrative Agent agrees in its sole discretion), the acquiring Loan Party and, if applicable, any acquired Subsidiary (A) shall comply with its obligations under Sections 8.12 through 8.14, as applicable, with respect to such acquired Midstream Properties and/or Equity Interests, as the case may be, (B) with respect to any acquired Midstream Properties constituting real Property, shall deliver a Mortgage in favor of the Administrative Agent with respect to such real Property, and (C) with respect to any acquired real Property constituting a Processing Plant, shall, if requested by the Administrative Agent, deliver a mortgagee title insurance policy and survey with respect to such Processing Plant, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(o) other Investments made by the Loan Parties not to exceed $2,500,000 in the aggregate at any time.

Section 9.06 Nature of Business; International Operations.

(a) The Borrower will not, and will not permit any other Loan Party or Subsidiary to, engage (directly or indirectly) in any line of business other than acting as midstream companies primarily engaged in gathering, treating, storing, transporting, fractionating, processing, blending and selling Hydrocarbons (and related substances) and the products thereof. From and after the date hereof, the Borrower, the other Loan Parties and their respective Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) to purchase or lease, or acquire Rights of Way in, any real Property not located within the geographical boundaries of the United States.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not own any real Property, immovable Property or any other material Property or engage in any operations or business, other than (i) its direct or indirect ownership of its Subsidiaries, (ii) providing employees and related services to its Subsidiaries and other activities ancillary to owning its Subsidiaries, (iii) Investments permitted under Section 9.05(l), and (iv) other miscellaneous activities ancillary to maintaining its existence as a holding company and a midstream master limited partnership engaging in the foregoing activities.

Section 9.07 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. Neither the Borrower nor any other Loan Party or any Person acting on behalf of the Borrower or any other Loan Party has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower or the applicable Loan Parties will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08 ERISA Compliance. The Borrower will not, and will not permit any other Loan Party to, at any time:

(a) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Loan Party or any ERISA Affiliate is required to pay as contributions thereto;

(b) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that contributions to or the obligation to contribute to may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, including a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code; and

(c) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Loan Party or with respect to any ERISA Affiliate of the Borrower or a Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six year period preceding such acquisition has sponsored, maintained, or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, (i) that is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA or (ii) that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such plan allocable to such benefit liabilities by more than $5,000,000.

Section 9.09 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any other Loan Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts receivable in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any other Loan Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable to any Person other than a Loan Party.

Section 9.10 Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that

(a) The Borrower or any other Loan Party may participate in a consolidation with any other Person so long as (i) no Event of Default is continuing, (ii) any such consolidation would not cause a Default hereunder, (iii) if the Borrower consolidates with any Person, the Borrower shall be the surviving Person, and (iv) if any other Loan Party consolidates with any Person (other than the Borrower or another Loan Party) and such Loan Party is not the surviving Person, such surviving Person shall expressly assume in writing (in form and substance satisfactory to the Administrative Agent) all obligations of such Loan Party under the Loan Documents;

(b) any Subsidiary may participate in a consolidation with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any other Subsidiary and if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary; and

(c) a Subsidiary may wind-up, dissolve, liquidate or sell or transfer its assets if (i) all of its Property is transferred to the Borrower or another Loan Party and (ii) the Loan Party acquiring such Property promptly complies with its applicable obligations under Sections 8.12 and 8.14.

Section 9.11 Sale of Properties. The Borrower will not, and will not permit any other Loan Party to, sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a) the sale of inventory in the ordinary course of business;

(b) the sale or transfer of equipment and supplies (including related contractual rights) that are no longer necessary for the business of the relevant Loan Party or, in the case of equipment, is replaced by equipment of at least comparable value and use, and sales or discounts of notes receivable or accounts receivable to the extent permitted by Section 9.09;

(c) the sale or other transfer of surplus Rights of Way that are no longer used or otherwise necessary in the business of the Loan Parties;

(d) the transfer of Property to another Loan Party; and

(e) Asset Sales not listed in clauses (a) through (d) above, having, in the aggregate for all such Asset Sales by the Loan Parties, a fair market value not to exceed $2,500,000 during any fiscal year of the Borrower.

Section 9.12 Environmental Matters. The Borrower will not, and will not permit any other Loan Party or Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure or Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13 Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than any Loan Party), except for (a) the Formation Transactions, (b) the Initial Contribution Transactions, (c) the Specified IPO Transactions, (d) the Management Agreement, (e) an agreement to be entered into among the Borrower, PennTex JV and PennTex Management with respect to the sharing of employees and the provision of related services and arrangements by PennTex Management in form and substance reasonably satisfactory to the Administrative Agent and (f) transactions that are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14 Subsidiaries. The Borrower will not, and will not permit any other Loan Party to, create or acquire any additional Subsidiary unless the Borrower gives prior written notice to the Administrative Agent of such creation or acquisition (it being understood that the Administrative Agent and the Lenders have received the requisite notice of the Specified IPO Transactions as of the Effective Date) and complies with Section 8.14(a). The Borrower shall not, and shall not permit any other Loan Party to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11(d) or Section 9.11(e). Neither the Borrower nor any other Loan Party shall create or acquire any Foreign Subsidiaries, except for Unrestricted Subsidiaries.

Section 9.15 Limitation on Issuance of Equity Interests. The Borrower shall not issue any Disqualified Capital Stock and, except for the Formation Transactions, shall not permit any other Loan Party to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except for (a) Equity Interests issued to another Loan Party, and (b) Equity Interests issued as part of a merger or other transaction permitted by Section 9.10(a). The Borrower and the other Loan Parties shall comply with Section 8.12, Section 8.14, Section 9.04 and, if applicable, Section 9.10(a) with respect to any such issued Equity Interests.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than (a) the Loan Documents, (b) Capital Leases creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Capital Lease, (c) documents evidencing or securing Purchase Money Indebtedness creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Purchase Money Indebtedness, and (d) documents creating Liens which are described in clause (e), (g) or (h) of the definition of the term “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (e), (g) or (h)) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent for the benefit of the Lenders, or that requires the consent or authorization of Persons other than any Loan Party in connection therewith, or that restricts any Subsidiary from paying dividends or making distributions to the relevant Loan Party, or that requires the consent or authorization of Persons other than any Loan Party in connection therewith.

Section 9.17 Hedging Agreements. The Borrower will not, and will not permit any Loan Party to, enter into any Hedging Agreements with any Person other than other Hedging Agreements in respect of commodities or interest rates (a) with an Approved Counterparty and (b) that are entered into for the purpose of hedging exposure to interest rates or commodity price risk (including basis risk) and that are not for speculative purposes. In no event shall any Hedging Agreement contain any requirement, agreement or covenant for any Loan Party to maintain or post (other than pursuant to a Security Instrument) collateral or margin to secure their obligations under such Hedging Agreement or to cover market exposures.

Section 9.18 Sale and Leaseback. The Borrower shall not, and shall not permit any other Loan Party to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 9.19 Amendments to Organization Documents, Material Contracts, or Fiscal Year End; Prepayments of other Indebtedness.

(a) The Borrower shall not, and shall not permit any other Loan Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Documents in any manner that would be adverse to the Lenders in any material respect.

(b) The Borrower shall not, and shall not permit any other Loan Party to, take any of the following actions if such action would be materially adverse to the Lenders: (i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any Material Contract, (ii) assign to any Person (other than any other Loan Party) any of its rights under any Material Contract or (iii) waive any of its rights of material value under any Material Contract.

(c) The Borrower shall not, and shall not permit any other Loan Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any management, reimbursement or similar agreement between any Loan Party and any of its

Affiliates, including the Management Agreement, in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent.

(d) The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

(e) The Borrower shall not, and shall not permit any other Loan Party to, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any outstanding Indebtedness that is subordinated in right of payment to the Loans, except as otherwise permitted by this Agreement.

Section 9.20 Anti-Terrorism Law; Anti-Money Laundering.

(a) The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clauses (i) through (v) of Section 7.26(b), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to any Lender any certification or other evidence reasonably requested from time to time by such Lender confirming the Borrower’s, the other Loan Parties’ and the Subsidiaries’ compliance with this Section 9.20(a)).

(b) The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, cause or permit any of the funds of the Borrower or any other Loan Party or Subsidiary that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Governmental Requirement.

Section 9.21 Embargoed Persons; Sanctions. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, permit (a) any of the funds or Properties of the Borrower or any other Loan Party or Subsidiary that are used to repay the Loans to constitute Property of, or be beneficially owned directly or indirectly by, any Targeted Person or any other Person that is the subject of Sanctions or other trade restrictions under United States law (each an “Embargoed Person” and collectively, “Embargoed Persons”), including any Person that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Governmental Requirement promulgated thereunder, with the result that the investment in the Borrower or any other Loan Party or Subsidiary (whether directly or indirectly) is prohibited by a Governmental Requirement, or the Loans would be in violation of a Governmental Requirement, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower or any other Loan Party or Subsidiary, with the result that the investment in the Borrower or any other Loan Party or Subsidiary (whether directly or indirectly) is prohibited by a Governmental Requirement or the Loans are in violation of a Governmental Requirement.

Section 9.22 Non-Qualified ECP Guarantors. No Loan Party shall permit any other Loan Party that is not a Qualified ECP Guarantor to own, at any time, any Midstream Properties or any Equity Interests in any Subsidiaries.

Section 9.23 Limitation on Leases. No Loan Party shall, and no Loan Party shall permit any Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any obligation for the payment of rent of any kind whatsoever (including Capital Leases), under leases or lease agreements which would cause the aggregate amount of all payments made by Loan Parties and/or their Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $15,000,000 in any period of twelve consecutive calendar months during the life of such leases.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) The Borrower shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any fee or other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document to which such Loan Party is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document required under any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made or, to the extent any such representation or warranty is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty shall prove to have been incorrect in any respect when made or deemed made.

(d) Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.01(k), Section 8.02, Section 8.03, Section 8.07, Section 8.14, Section 8.15, Section 8.18, Section 8.20 or in Article IX, or shall fail to cause any Loan Party to observe or perform any covenant, condition or agreement contained in Article IX.

(e) Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders) or (ii) a Responsible Officer of such Loan Party otherwise becoming aware of such default.

(f) Any Loan Party shall fail to make any payment of principal of or interest on any Material Indebtedness, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace.

(g) Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Loan Party to make an offer in respect thereof.

(h) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any other Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any other Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) Any Loan Party or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any limited liability company or other action for the purpose of effecting any of the foregoing.

(j) Any Loan Party or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)(i) One or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party insurance provided by creditworthy insurers as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against, any Loan

Party or multiple Loan Parties and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of any Loan Party to enforce any such judgment.

(l) The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in all material respects in accordance with their terms against any Loan Party that is a party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Loan Party or any of their Affiliates shall so state in writing.

(m) An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when together with all other ERISA Events that have occurred, could reasonably be expected to result in the liability of Loan Parties in an aggregate amount exceeding $5,000,000 in the aggregate.

(n) A Change in Control shall occur.

(o) The Lincoln Parish Commercial Operation Date shall fail to occur on or prior to May 31, 2015.

(p) The Mt. Olive Drop Down shall have occurred and the Mt. Olive Commercial Operation Date shall have failed to occur on or prior to January 1, 2016.

Section 10.02 Remedies. Subject to Section 9.01(d):

(a) In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Loan Parties accrued hereunder and the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.07(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) Secured Obligations referred to in clause (b) of the definition of the term “Secured Obligations” owing to a Secured Hedging Agreement Counterparty, (C) Secured Obligations referred to in clause (c) of the definition of the term “Secured Obligations” owing to a Treasury Management Counterparty and (D) any other Secured Obligations;

(v) fifth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vi) sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedging Obligations in respect of such Loan Party (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Hedging Obligations as a result of this sentence, the Administrative Agent may make such adjustments as it determines are appropriate to distributions pursuant to clause (iv) above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause (iv) above by the holders of any Excluded Hedging Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause (iv) above).

ARTICLE XI

The Agents

Section 11.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints RBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI (other than Section 11.06 and Section 11.09) are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party or Subsidiary shall have any rights as a third party beneficiary of any such provisions.

Section 11.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any other Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the other Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.02 and

Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Industry Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Industry Competitor, or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information in connection therewith, to any Industry Competitor.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a bank as a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 11.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph); provided that the retiring Administrative Agent shall use commercially reasonable efforts to deliver any all assignments, amendments, instruments or any other documents necessary to assign the Administrative Agent’s security interests under the Security Documents to the successor Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 11.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08 No Other Duties, etc. The Arrangers and other Agents (other the Administrative Agent) shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than any such other Agents’ duties, responsibilities and liabilities in its capacity as Lender hereunder.

Section 11.09 Authority of Administrative Agent to Release Collateral and Liens.

(a) Each Lender hereby authorizes the Administrative Agent to take the following actions and the Administrative Agent hereby agrees to take such actions at the request of the Borrower:

(i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) after the termination of the Commitments, the payment in full of all principal and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification or contingent reimbursement obligations not yet known) to any Agent, the Issuing Bank or any Lender under any Loan Document, the expiration or termination of all Letters of Credit (other than Letters of Credit for which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), the reimbursement of all LC Disbursements owing to the Administrative Agent and the Lenders under the Loan Documents, and the payment in full or cash collateralization (or other arrangements reasonably satisfactory to the Administrative Agent) with respect to any other Secured Obligations that are due and owing or that would become due and owing as a result of the termination of this Agreement, (B) that is, or is to be, sold, released or otherwise disposed of as permitted pursuant to the terms of the Loan Documents, or (C) if any Mortgaged Property has a Building or Manufactured (Mobile) Home situated on such Mortgaged Property and the Administrative Agent, in its sole discretion, determines that the costs, financial and otherwise, of obtaining or maintaining a Lien in such Building or Manufactured (Mobile) Home or complying with all Governmental Requirements with respect to such Lien outweigh the benefit to the Secured Parties of the security afforded thereby, and (D) if approved, authorized or ratified in writing by the Required Lenders (or, if approval, authorization or ratification by all Lenders is required under the first proviso in Section 12.02(b), then by all Lenders);

(ii) to subordinate (or release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to any Lien on such Property that is permitted by Section 9.03(c);

(iii) to release any Subsidiary that is a Guarantor from its obligations under the Guaranty and Pledge Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv) to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents necessary or useful to accomplish or evidence the foregoing.

(b) Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.09.

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, no Person other than the Administrative Agent has any right to realize upon any of the Collateral individually, to enforce any Liens on Collateral, or to enforce the Guaranty and Pledge Agreement, and all powers, rights and remedies under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Persons secured or otherwise benefitted thereby.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to the Borrower, to it at the following:

PennTex Midstream Partners, LP

c/o PennTex Midstream GP, LLC

11931 Wickchester Lane

Suite 300

Houston, TX 77043

Attn:      Steven R. Jones, Chief Financial Officer

Fax:        (832) 456-4050

Email:     sjones@penntex.com

with a copy to (which shall not constitute notice):

Locke Lord LLP

701 8th Street, NW Suite 700

Washington, DC 20001

Attn:      Seth Warner

Fax:        (202) 220-6945

Email: swarner@lockelord.com

(ii)	if to the Administrative Agent, to it at the following:

Royal Bank of Canada

4th Floor, 20 King Street West

Toronto, Ontario M5H 1C4

Attn:      Manager, Agency Services Group

Fax:        (416) 842-4023

with a copy to:

Royal Bank of Canada

2800 Post Oak Boulevard

3900 Williams Tower

Houston, Texas 77056

Attn:      Jason York

Fax:        (713) 403-5624

Email:     Jason.York@rbccm.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, TX 75201

Attn:       Erec Winandy

Fax:        (214) 999-7756

Email:     ewinandy@velaw.com

(iii)	if to the Issuing Bank, to it at the following:

Royal Bank of Canada

New York Branch

One Liberty Plaza, 3rd Floor

New York, New York 10006-1404

Attn:      Manager, Trade Products

Fax:        (212) 428-6235

with a copy to:

Royal Bank of Canada

2800 Post Oak Boulevard

3900 Williams Tower

Houston, Texas 77056

Attn:      Jason York

Fax:        (713) 403-5624

Email:     Jason.York@rbccm.com

(iv) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire (or, in the case of notices to any such Lender by a Loan Party, to any address (or facsimile number) that such Lender has provided to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.01(b) below, shall be effective as provided in Section 12.01(b).

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV and Article V if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article(s) by electronic communication. The Administrative Agent or the Borrower may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or them; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received either upon actual receipt thereof or upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefore.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform (as defined below). The Borrower acknowledges and agrees that the Industry Competitor List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders. “Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s , any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except for the waiver of default interest), or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment (except with respect to mandatory prepayments) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or Maturity Date without the written consent of each Lender adversely affected thereby, (iv) except as expressly permitted pursuant to the Loan Documents, release any Guarantor or release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender), (v) amend, modify, or waive any provisions of Section 4.01(b), Section 4.01(c), or Section 10.02(c) in any manner that would alter the pro rata sharing of payments required thereby, or (vi) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each affected Lender other than any Defaulting Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (x) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (y) the Borrower (or other applicable Loan Party) and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document if the same is not objected to in writing by Lenders constituting the Required Lenders within 5 Business Days after the Administrative Agent delivers written notice thereof to the Lenders, and (z) the Administrative Agent and the Borrower (or other applicable Loan Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Mortgaged Property or Property to become Mortgaged Property to secure the Secured Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower and the other Loan Parties shall (and are jointly and severally obligated to) pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or, during an Event of Default, any Lender (including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) INDEMNIFICATION BY THE BORROWER. THE BORROWER SHALL INDEMNIFY EACH AGENT (AND ANY SUB-AGENT THEREOF), EACH ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR

WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY OTHER GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW TO THE EXTENT APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY TO THE EXTENT RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiv) ANY ACTUAL OR ALLEGED CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL

TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay indefeasibly any amount required by Section 12.03(a) or (b) to be paid by it to any Agent (or any sub-agent thereof), any Arranger, the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Arranger, the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), such Arranger or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), such Arranger or the Issuing Bank in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrower, any Agent (or any sub-agent thereof), any Arranger, the Issuing Bank, or any Lender shall assert, and each such Person hereby waives, any claim against any Indemnitee or any such other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, other than to the extent any such damages are asserted by a third party in connection with a claim that is required to be indemnified pursuant to Section 12.03(b). Subject to Section 12.11, no Indemnitee referred to in Section 12.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.

(e) Payments. All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04 Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues a Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each

Lender, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 12.04(b), (B) by way of participation in accordance with the provisions of Section 12.04(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(d)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignments shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 12.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000, unless the Administrative Agent otherwise consents and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan and the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.04(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent shall be required for assignments in respect of a Commitment or Revolving Credit Exposure if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Bank shall be required for any assignment that increases the obligation of the assignee to participate in LC Exposure (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Sponsor or Loan Parties. No such assignment shall be made to the Sponsor, the Borrower or any of their respective Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Pro Rata Assignment of Related Facilities. Any such assignment (other than any assignment by a Lender to one or more of its Affiliates) shall be accompanied by corresponding assignments by such Lender and/or one or more of its Affiliates, as the case may be, of its or their respective rights and obligations under the PennTex JV Credit Facility and the PennTex Development Credit Facility in amounts determined for each such credit facility on a pro rata basis based on such Lender’s and its Affiliates’ aggregate Commitments and Loans under this Agreement before giving effect to such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the

“Register”). Upon the Administrative Agent’s receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(c). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to the Borrower, the Administrative Agent or the Issuing Bank, sell participations to any Person (other than a natural Person or the Borrower or their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03 and Section 12.11. Subject to Section 12.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the

“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03 as though it were a Lender and does in fact so comply therewith.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or require any such pledgee or holder of a security interest to comply with Section 12.04 prior to the enforcement of such pledge or assignment.

(g) Industry Competitors.

(i) No assignment or participation shall be made to any Person that was an Industry Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered an Industry Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes an Industry Competitor after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of the term “Industry Competitor”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered an Industry Competitor. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment or participation is made to any Industry Competitor without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes an Industry Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Industry Competitor and the Administrative Agent, (A) terminate any Commitment of such Industry Competitor and repay all obligations of the Borrower owing to such Industry Competitor in connection with such Commitment, (B) require such Industry Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.04), all of its interest, rights and obligations under this Agreement to one or more Persons that meet the requirements to be an assignee under Section 12.04(b)(iii) and is not an Industry Competitor.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Industry Competitors that become Lenders or Participants (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each such Industry Competitor will be deemed to have consented in the same proportion as the Lenders that are not Industry Competitors consented to such matter, and (y) for purposes of voting on any reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each a “Debtor Plan”), each Industry Competitor party hereto hereby agrees (1) not to vote on such Debtor Plan, (2) if such Industry Competitor does vote on such Debtor Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Industry Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “Industry Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the Industry Competitor List to each Lender requesting the same.

(h) Restrictions if Registration Required. Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Laws, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Effectiveness. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(d) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Hedging Agreements, and in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE COUNTY OF HARRIS IN THE STATE OF TEXAS OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE EXTENT SET FORTH IN SECTION 12.03(d), ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH

LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to any Loan Party and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or (i) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender. For purposes of this Section 12.11, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the Transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT

THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Hedging Agreements; Treasury Management Agreements. As and to the extent provided herein and in the other Loan Documents, the benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Secured Obligations shall also extend to and be available to Secured Hedging Agreement Counterparties and Treasury Management Counterparties (on a pro rata basis as between themselves) in respect of any obligations of any Loan Party which arise under any such Secured Hedging Agreement or Treasury Management Agreements. No Lender or Affiliate of a Lender shall have any voting rights, notice rights or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Hedging Agreements or Treasury Management Agreements. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party agrees to the terms of this Agreement and the Security Instruments that apply to such Liens and to the application of proceeds of enforcement thereof and (notwithstanding any anti-assignment clause or other restriction that may otherwise exist) consents to each grant by any Loan Party pursuant to the Security Instruments or a security interest in such Loan Party’s agreements and transactions with such Secured Party.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any other Loan Party or any other Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than the Indemnitees.

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the USA Patriot Act. This notice is given in accordance with the USA Patriot Act and is effective for each Agent and each Lender.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

PENNTEX MIDSTREAM PARTNERS, LP

By:	PennTex Midstream GP, LLC,
its general partner

By:	/s/ Steven Jones
Name:	Steven R. Jones
Title:	Chief Financial Officer

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Ann Hurley
Name:	Ann Hurley
Title:	Manager, Agency

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

ISSUING BANK AND LENDER:

ROYAL BANK OF CANADA,
as Issuing Bank and Lender

By:	/s/ Jason York
Name:	Jason York
Title:	Authorized Signatory

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

LENDER:

WELLS FARGO BANK, N.A.

By:	/s/ Charles Kirkham
Name:	Charles D. Kirkham
Title:	Managing Director

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

LENDER:

BARCLAYS BANK PLC

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

LENDER:

CITIBANK, NATIONAL ASSOCIATION

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice President

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

LENDER:

SUNTRUST BANK

By:	/s/ Michael Canavan
Name:	Michael Canavan
Title:	Director

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Kenneth J. Fatur
Name:	Kenneth J. Fatur
Title:	Managing Director

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Chris Chapman
Name:	Chris Chapman
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Shai Bandner
Name:	Shai Bandner
Title:	Vice President

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Christopher Kuna
Name:	Christopher Kuna
Title:	Vice President

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

LENDER:

AMEGY BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Kleiderer
Name:	Thomas Kleiderer
Title:	Vice President

SIGNATURE PAGE TO MLP CREDIT AGREEMENT

(PENNTEX MIDSTREAM PARTNERS, LP)

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Commitment	Applicable Percentage
Royal Bank of Canada	$36,263,736.26	13.186813187%
Wells Fargo Bank, N.A.	$33,241,758.24	12.087912088%
Barclays Bank PLC	$33,241,758.24	12.087912088%
Citibank, National Association	$30,219,780.22	10.989010989%
SunTrust Bank	$30,219,780.22	10.989010989%
JPMorgan Chase Bank, N.A.	$30,219,780.22	10.989010989%
Deutsche Bank AG New York Branch	$30,219,780.22	10.989010989%
Capital One, National Association	$30,219,780.22	10.989010989%
Amegy Bank National Association	$21,153,846.15	7.692307692%

TOTAL:	$275,000,000.00	100%

Annex I - 1